================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       AMERICAN RECREATION CENTERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                       March 26, 1997

[LOGO OF AMERICAN RECREATION]

              Dear Shareholder:

                You are cordially invited to attend a Special Meeting of the
              Shareholders (the "Special Meeting") of American Recreation Centers, Inc., a California corporation (the "Company") to be held on April 24, 1997 at 8:30 a.m., local time, at 3333 Michelson Drive, Irvine, California 92715.

                As described in the enclosed Proxy Statement, at the Special
              Meeting, shareholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 17, 1997, among the Company, AMF Bowling Centers, Inc., a Virginia corporation ("AMF"), and Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMF ("Noah"), a related Agreement of Merger between the Company and Noah, and the merger (the "Merger") of Noah with and into the Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of AMF and each outstanding share of the Company's common stock ("Common Stock") will be converted into the right to receive $8.50 in cash, without interest. You are urged to read the enclosed Proxy Statement, which provides you with a description of certain of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement.

                THE BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF
              THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, THE COMPANY'S SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE RELATED AGREEMENT OF MERGER (COLLECTIVELY THE "MERGER AGREEMENTS") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreements and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon and the approval of the Merger and the transactions contemplated thereby by various regulatory authorities.

                Only holders of common stock of record at the close of
              business on March 3, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                In the material accompanying this letter, you will find a
              Notice of Special Meeting of Shareholders, a Proxy Statement relating to the actions to be taken by the Company's shareholders at the Special Meeting and a proxy. The Proxy Statement more fully describes the proposed Merger and includes information about the Company.

                It is important that your shares are represented and voted at the Special Meeting. All Shareholders are invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreements and the transactions contemplated thereby, including the Merger.

                Please do not send in your stock certificate at this time. In the event that the Merger is approved by the requisite vote of the Company's shareholders, you will be sent a letter of transmittal for that purpose promptly after the Merger is consummated.

                                      Sincerely,

                                 /s/  ROBERT A. CRIST
                                      ------------------------------
                                      Robert A. Crist
                                      Chairman of the Board
[LOGO OF AMERICAN RECREATION]

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
SUMMARY...................................................................   4
     The Parties..........................................................   4
     Special Meeting of Shareholders......................................   4
     The Merger...........................................................   5
     Recommendation of the Board of Directors; Reasons for the Merger.....   6
     Interests of Certain Persons.........................................   6
     Opinion of Financial Advisor.........................................   7
     The Merger Agreement.................................................   7
     Rights of Dissenting Shareholders....................................   9
     Federal Income Tax Consequences......................................  10
     Accounting Treatment.................................................  10
     Market Price Data....................................................  10
GENERAL...................................................................  11
     Date, Time and Place of Special Meeting..............................  11
     Purpose of the Special Meeting.......................................  11
     Record Date; Shares Outstanding and Entitled to Vote; Quorum.........  11
     Vote Required........................................................  11
     Voting of Proxies; Revocability of Proxies...........................  11
     Solicitation of Proxies and Expenses.................................  12
THE MERGER AND RELATED TRANSACTIONS.......................................  13
     General..............................................................  13
     Background of the Merger.............................................  13
     Reasons for the Merger...............................................  14
     Board Recommendation.................................................  16
     Interests of Certain Persons.........................................  16
     Opinion of Financial Advisor.........................................  17
THE MERGER AGREEMENT......................................................  20
     Representations and Warranties; Covenants............................  20
     Conditions to the Merger.............................................  21
     Stock Options and Stock Plans........................................  21
     Amendment or Termination of the Merger Agreement; Reimbursement of
      Expenses and Breakup Fee............................................  22
     Joint Venture Agreements.............................................  23
     HSR Act..............................................................  23
     Certain Federal Income Tax Consequences..............................  23
     Accounting Treatment.................................................  24
     Rights of Dissenting Shareholders....................................  24
     Exchange of Certificates.............................................  25
PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY..........................  26
BUSINESS OF AMF...........................................................  27
BUSINESS OF THE COMPANY...................................................  27
     Properties...........................................................  29
     Legal Proceedings....................................................  30
SELECTED FINANCIAL DATA...................................................  31

                                                                            PAGE
                                                                            ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   32
     Years Ended May 29, 1996, May 31, 1995, and May 25, 1994.............   32
     Discontinued Operations..............................................   33
     Three Months Ended November 17, 1996, and November 29, 1995..........   33
     Six Months Ended November 27, 1996, and November 29, 1995............   33
     Liquidity and Capital Resources......................................   34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   36
EXPENSES OF SOLICITATION..................................................   37
ANNUAL REPORT ON FORM 10-K................................................   37
SUBMISSION OF SHAREHOLDER PROPOSALS.......................................   37
EXPERTS...................................................................   37
OTHER BUSINESS............................................................   37
REPORT OF INDEPENDENT ACCOUNTANTS.........................................   38
FINANCIAL STATEMENTS......................................................   39
APPENDIX A................................................................  A-1
APPENDIX B................................................................  B-1
APPENDIX C................................................................  C-1
APPENDIX D................................................................  D-1
     Section 1300.  Right to Require Purchase--Dissenting Shares..........  D-1
     Section 1301.  Demand for Purchase...................................  D-2
     Section 1302.  Endorsement of Shares.................................  D-2
     Section 1303.  Agreed Price--Time for Payment........................  D-3
     Section 1304.  Dissenter's Action to Enforce Payment.................  D-3
     Section 1305.  Appraisers' Report--Payment--Costs....................  D-3
     Section 1306.  Dissenting Shareholder's Status as Creditor...........  D-4
     Section 1307.  Dividends Paid as Credit Against Payment..............  D-4
     Section 1308.  Continuing Rights and Privileges of Dissenting Share-
      holders.............................................................  D-4
     Section 1309.  Termination of Dissenting Shareholder Status..........  D-5
     Section 1310.  Suspension of Proceedings for Payment Pending Litiga-
      tion................................................................  D-5
     Section 1311.  Exempt Shares.........................................  D-5
     Section 1312.  Attacking Validity of Reorganization or Merger........  D-5

                       AMERICAN RECREATION CENTERS, INC.
                            11171 SUN CENTER DRIVE
                       RANCHO CORDOVA, CALIFORNIA 95670

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 24, 1997

To the Shareholders of American Recreation Centers, Inc.:

  A Special Meeting of Shareholders of AMERICAN RECREATION CENTERS, INC., a California corporation (the "Company"), will be held on Thursday, April 24, 1997, at 8:30 a.m., local time, at 3333 Michelson Drive, Irvine, California 92715 for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 17, 1997, among the Company, AMF Bowling Centers, Inc., a Virginia corporation ("AMF"), and Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMF ("Noah"), a related Agreement of Merger between the Company and Noah (the "Agreement of Merger" and, collectively with the Merger Agreement, the "Merger Agreements"), and the merger (the "Merger") of Noah with and into the Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of AMF and each outstanding share of the Company's common stock, no par value ("Common Stock"), will be converted into the right to receive $8.50 in cash, without interest.

  2. To act upon procedural matters, including without limitation potential adjournments of the Special Meeting, and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only shareholders of record of the Company's Common Stock at the close of business on March 3, 1997 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Agreements and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreements and the Merger. If votes sufficient for approval of the Merger Agreements and the Merger are not received, it is expected that the Special Meeting will be postponed or adjourned to a later time in order to permit further solicitation of proxies or votes by the Company.

                                          By Order of the Board of Directors

                                          /s/ ROBERT A. CRIST
                                          Robert A. Crist
                                          Chairman of the Board
Rancho Cordova, California
March 26, 1997


 TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                       AMERICAN RECREATION CENTERS, INC.

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 24, 1997

                                 INTRODUCTION

  This Proxy Statement is furnished to shareholders of American Recreation Centers, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for a Special Meeting of Shareholders (including any postponements or adjournments thereof, the "Special Meeting") of the Company to be held at 3333 Michelson Drive, Irvine, California 92715 on April 24, 1997 at 8:30 a.m., local time, and at any adjournments or postponements thereof. At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 17, 1997, among the Company, AMF Bowling Centers, Inc., a Virginia corporation ("AMF"), and Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMF ("Noah"), a related Agreement of Merger between the Company and Noah (the "Agreement of Merger" and, collectively with the Merger Agreement, the "Merger Agreements"), and the merger (the "Merger") of Noah with and into the Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of AMF and each outstanding share of the Company's common stock, no par value ("Common Stock") will, except as described below, be converted into the right to receive $8.50 in cash, without interest (the "Merger Consideration").

  On the effective date of the Merger (the "Effective Time"), subject to the conditions contained in the Merger Agreement, each outstanding share of Common Stock other than shares owned by the Company, AMF, Noah or any subsidiary of any of the Company, AMF or Noah (but including shares owned by the Company's Employee Stock Ownership Plan and Employee Stock Purchase Plan), and other than "Dissenting Shares," as defined below, will be converted into the right to receive the Merger Consideration. Shares of Common Stock owned by shareholders who have perfected their rights in accordance with Chapter 13 of the California General Corporation Law ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration but such shareholders will be entitled to receive the fair market value of their shares as provided in Chapter 13 of the California General Corporation Law. See "THE MERGER AND RELATED TRANSACTIONS--Rights of Dissenting Shareholders."

  Only shareholders of record of the Company's Common Stock at the close of business on March 3, 1997 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournments or postponements thereof. As of the close of business on March 3, 1997, there were 4,613,037 shares of the Company's Common Stock outstanding. Approval of the Merger Agreements and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the Merger Agreements and the Merger. If votes sufficient for approval of the Merger Agreements and the Merger are not received, it is expected that the Special Meeting will be postponed or adjourned to a later time in order to permit further solicitation of proxies or votes by the Company.

  THE BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, THE COMPANY'S SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

  In accordance with California law, no other matters may be brought before the Special Meeting.

  This Proxy Statement and the enclosed proxy are first being mailed to the Company's shareholders on or about March 26, 1997. The solicitation will be by mail, but further solicitation of proxies may be made by telephone or oral communication with some shareholders by the Company's regular employees who will not receive additional compensation for the solicitation. Expenses of this solicitation, including reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock will be borne by the Company. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the Special Meeting. The fee of such firm is $7,500 plus reimbursement of reasonable out-of-pocket costs and expenses. In addition, the Company has agreed to indemnify MacKenzie Partners, Inc. against certain losses and liabilities.

  All information contained in this Proxy Statement concerning AMF, Noah and their affiliates, has been supplied by AMF and Noah. All other information contained in this Proxy Statement has been supplied by the Company.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

  Disclosure Regarding Forward-Looking Statements. This Proxy Statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in "Business" as well as elsewhere in this Proxy Statement.

  Additional Information. The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

  Incorporation of Certain Documents by Reference. The Company incorporates herein by reference its Annual Report on Form 10-K for the fiscal year ended May 29, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended August 28, 1996 and November 27, 1996, and the Company's Current Report on Form 8-K dated January 21, 1997.

  This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. There will be provided without charge to each person, including any beneficial owner, to whom a Proxy Statement is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated by reference herein (excluding exhibits unless such exhibits are specifically incorporated by reference herein). Such requests should be directed to the Secretary of the Company, P.O. Box 580, Rancho Cordova, California 95741. In order to ensure timely delivery of the documents in advance of the Special Meeting, any such request should be made by April 10, 1997.

  All reports and definitive proxy or information statements filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Effective Date shall be deemed incorporated by reference into this Proxy Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                               ----------------

              The date of this Proxy Statement is March 26, 1997.

                               ----------------

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete description of the Agreement and Plan of Merger, dated as of January 17, 1997, among the Company, AMF Bowling Centers, Inc., a Virginia corporation ("AMF"), and Noah Acquisition Corp., a Delaware corporation ("Noah"), a copy of which is attached as Appendix A (the "Merger Agreement"), the related Agreement of Merger between Noah and the Company, a copy of which is attached as Appendix B (the "Agreement of Merger" and, collectively with the Merger Agreement, the "Merger Agreements"), or the merger of Noah with and into the Company (the "Merger"), or the other matters contained in this Proxy Statement. The summary is qualified in its entirety by reference to the full text of this Proxy Statement and the attached Appendices. Shareholders are urged to read carefully this Proxy Statement and the attached Appendices in their entirety before voting.

                                  THE PARTIES

 The Company

  The Company is one of the largest chain operators of bowling centers in the United States. As of January 31, 1997 it operated a total of 43 bowling centers (18 in Northern California, three in Southern California, 10 in Texas, seven in Wisconsin, three in Oklahoma and one each in Kentucky and Missouri) containing an aggregate of 1,680 lanes. The Company's bowling centers range in size from 24 to 72 lanes. Thirteen centers are located in buildings that are leased from third parties; nine centers are located in buildings that are owned by the Company or its wholly-owned subsidiaries; and 22 are operated by joint ventures which own 21 of the buildings and in which the Company is an 85% owner. The Company's principal executive offices are located at 11171 Sun Center Drive, Suite 120, Rancho Cordova, California 95670. Its telephone number is (916) 852-8005.

 AMF

  AMF is a Virginia corporation principally engaged in the ownership and operation of bowling centers consisting of 264 U.S. bowling centers and 84 international bowling centers as of January 31, 1997. AMF is a subsidiary of AMF Group, Inc. AMF's principal executive offices are located at 8100 AMF Drive, Mechanicsville, Virginia 23111. Its telephone number is (804) 730-4000.

 Noah

  Noah is a newly-formed, wholly-owned subsidiary of AMF formed solely for the purposes of the Merger. Noah's principal executive offices are located at 8100 AMF Drive, Mechanicsville, Virginia 23111. Its telephone number is (804) 730-4000.

                        SPECIAL MEETING OF SHAREHOLDERS

 Date, Time and Place

  The Special Meeting of the Company's shareholders (the "Special Meeting") will be held on April 24, 1997 at 8:30 a.m., local time, at 3333 Michelson Drive, Irvine, California 92715.

 Purpose of the Special Meeting

  At the Special Meeting, shareholders of record of the Company as of the close of business on the Record Date (as defined below) will be asked to consider and vote upon a proposal to approve the Merger Agreements and the Merger, and such other matters as may properly be brought before the Special Meeting.

 Record Date; Shares Outstanding and Entitled to Vote; Quorum

  Only holders of the Company's Common Stock at the close of business on March 3, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 4,613,037 shares of Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon. The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Pursuant to the terms of the Company's Employee Stock Ownership Plan (the "ESOP") and Employee Stock Purchase Plan (the "ESPP") shares held in trust for the benefit of participants in the ESOP or ESPP will be voted by such participants through a pass-through voting procedure. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of a quorum.

 Vote Required; Revocability of Proxies

  Approval of the Merger Agreements and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock issued and outstanding as of the close of business on the Record Date. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreements and the Merger. As of March 3, 1997, the directors and officers of the Company and their affiliates had the right to vote an aggregate of two percent (2%) of the Common Stock outstanding as of such date. Any shareholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of the Company (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). See "GENERAL--Voting of Proxies."

                                   THE MERGER

  General. Pursuant to the Merger, Noah will be merged with and into the Company and the Company will be the surviving corporation of the Merger and become a wholly-owned subsidiary of AMF. If the requisite approval of the shareholders of the Company is received, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to the consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Special Meeting.

  Effects of Merger. Upon consummation of the Merger, each then-outstanding share of Common Stock, other than shares owned by the Company, AMF, Noah or any subsidiary of the Company, AMF or Noah (but including shares owned by the Company's Employee Stock Ownership Plan and Employee Stock Purchase Plan), and other than Dissenting Shares, automatically will be converted into the right to receive $8.50 in cash, without interest, and the Company will become a wholly-owned subsidiary of AMF.

  Exchange of Certificates. If the Merger is consummated, shareholders of the Company will be notified promptly of the consummation of the Merger and will be advised of the procedure for surrender of their stock certificates in exchange for the Merger Consideration, which will be paid promptly after such surrender. SHAREHOLDERS SHOULD NOT SEND IN STOCK CERTIFICATES AT THIS TIME. See "THE MERGER AND RELATED TRANSACTIONS--Exchange of Certificates."

  Effective Time of the Merger. The Merger will become effective upon the acceptance of the filing of the Agreement of Merger by the Secretary of State of California, and the acceptance of the filing of a certificate of merger by the Secretary of State of Delaware, or such later time as may be specified in the Agreement of Merger. The Agreement of Merger and certificate of merger are expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Special Meeting.

        RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Board of Directors of the Company has unanimously approved the Merger Agreements and the Merger and believes that the Merger is fair to and in the best interests of the Company's shareholders and unanimously recommends that the Company's shareholders vote for the approval of the Merger Agreements and the Merger. In reaching its unanimous determination, the Board considered a number of factors, set forth in more detail in "THE MERGER AND RELATED TRANSACTIONS--Reasons for the Merger," including, its knowledge of the business and the Company, management's assessments, the historical and current value of the Common Stock, the terms of the Merger Agreement, and the fairness opinion of L.H. Friend, Weinress, Frankson & Presson, Inc. The Board believes that the Company's recent operating results have been adversely affected by a trend of reduced market demand and by the current and prospective environment in which the Company operates. Though the Company has taken steps to address the reduced demand by offering alternative recreational activities at its bowling centers, the Board believes that there is substantial risk that in the long-term, the Company will not produce shareholder value in excess of the Merger Consideration.

                          INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Company's Board of Directors with respect to the Merger, shareholders of the Company should be aware that the Board of Directors and certain officers of the Company have interests that may present them with potential conflicts of interests. The Company previously has provided options under various stock option plans to the directors and certain executive officers of the Company. Pursuant to the terms of the Company's stock option plans, all stock options granted thereunder will be fully exercisable immediately prior to the Effective Time. Prior to the Effective Time, each holder of an option has the right to surrender his option for cash in an amount per share equal to the difference between the exercise price of the option and $8.50, less applicable withholding taxes. The individuals below own the following number of options to purchase the Company's Common Stock and the total spread between the Merger Consideration and the exercise price of such options is: Chairman of the Board, Chief Executive Officer, and President Robert A. Crist (205,000 shares, $454,688); Karen Wagner, Chief Financial Officer and Vice President/Treasurer (125,000 shares, $312,188); Director Stewart Bloom (30,000 shares, $97,813); Director Stephen R. Chanecka (30,000 shares, $97,813); Director Stanley B. Schneider (30,000 shares, $97,813); and Director Bruce Feuchter (13,000 shares, $40,625).

  The Company has entered into Severance Agreements with Robert A. Crist, Chairman of the Board, Chief Executive Officer, and President of the Company and Karen B. Wagner, Chief Financial Officer, Vice President and Treasurer of the Company. Pursuant to the terms of the Severance Agreements, in the event of the termination or resignation of either such person following a change in control of the Company, the Company would be obligated to continue paying such person's salary and providing all employee benefits (other than ESOP/ESPP participation, option grants and bonuses) to such person for a period of 28 months (in the case of Mr. Crist) or 12 months (in the case of Ms. Wagner), following such termination or resignation, which payment may be demanded by such persons in a lump sum. The Merger, if consummated, will constitute a change in control. The severance payments thereunder would be equal to $406,361 to Mr. Crist and $118,266 to Ms. Wagner.

  The Company, and pursuant to the Merger Agreement, AMF, are obligated to provide certain indemnification to the present and former directors and officers of the Company and to maintain, subject to certain limitations, the directors' and officers' liability insurance policies currently maintained by the Company. See "THE MERGER AND RELATED TRANSACTIONS--Interests of Certain Persons."

  The Company is obligated to pay certain legal fees in connection with the Merger and related transactions to Stradling, Yocca, Carlson & Rauth, a Professional Corporation, legal counsel to the Company. Bruce Feuchter, a director of the Company, is a shareholder of Stradling, Yocca, Carlson & Rauth.

                          OPINION OF FINANCIAL ADVISOR

  L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") orally advised the Board of Directors on January 17, 1997, and has delivered its written opinion dated January 24, 1997, that the consideration to be received by the Company's shareholders, pursuant to the terms of the Merger Agreement, is fair to the Company's shareholders from a financial point of view. The full text of the opinion of L.H. Friend, which sets forth the assumptions made, matters considered and limitations on the review undertaken by L.H. Friend, is attached as Appendix C to this Proxy Statement. Shareholders are urged to read the opinion in its entirety. See "THE MERGER AND RELATED TRANSACTIONS--Opinion of Financial Advisor."

                              THE MERGER AGREEMENT

 Representations and Warranties; Covenants

  Under the Merger Agreement, the Company made a number of representations regarding its capital structure, operations, financial condition and other matters, including its authority to enter into the Merger Agreement and to consummate the Merger. See "THE MERGER AGREEMENTS--Representations and Warranties; Covenants."

  The Company has agreed that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business, it will not take certain actions outside the ordinary course of its business without AMF's consent and it will use its best efforts to consummate the Merger. The Company has agreed not to initiate, continue, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (an "Acquisition Proposal"), except that the Board of Directors may provide information to and engage in negotiations with a third party regarding an Acquisition Proposal in accordance with the Board's fiduciary duties as advised in writing by the Company's outside counsel. See "THE MERGER AGREEMENTS--Representations and Warranties; Covenants."

  AMF has agreed, if the Merger is consummated, to provide employees of the Company's subsidiaries retained by AMF with employee benefits in the aggregate no less favorable than those benefits provided to AMF's similarly situated employees for a period of six months following the effectiveness of the Merger and to provide certain severance benefits to certain employees of the Company terminated during such period. AMF has also agreed that if the Merger is consummated, to indemnify the officers and directors of the Company, subject to any limitations imposed by applicable law, for a period of six years with respect to any claim or liability arising out of or pertaining to (i) any act or omission occurring prior to the Merger or (ii) the transactions contemplated by the Merger Agreement to the extent provided under the Company's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. AMF has also agreed to honor the existing Indemnification Agreements between the Company and certain of its such officers and directors. AMF has further agreed, for a period of three years following consummation of the Merger, subject to certain limitations, to cause the Company to use its best efforts to provide directors and officers liability insurance coverage to the persons currently covered by Company's directors and officers liability insurance policy comparable to that provided to such officers and directors prior to the Merger. See "THE MERGER AGREEMENTS--Representations and Warranties; Covenants."

 Conditions Precedent to the Merger

  In addition to the approval of the shareholders of the Company sought hereby, the obligations of the Company, AMF and Noah to consummate the Merger are also conditioned upon the accuracy in all material respects of the representations and warranties made by the other party and the performance in all material respects of the covenants of the other party. AMF's obligations under the Merger Agreement are also conditioned upon the following: (i) the absence of any action by any governmental entity, whether actually instituted or pending, seeking to delay, restrain, prohibit or limit (or seeking to impose material damages or to impose material restrictions relating to) the Merger, the Merger Agreement, the transactions contemplated thereby, the ownership or operation of the business of the Company, AMF, Noah, or any of their respective subsidiaries, or seeking to require divestiture of or interfere with the full rights of ownership of any shares of Common Stock of AMF or its subsidiaries, or that would otherwise, in the reasonable judgment of AMF, be likely to materially adversely affect any such rights; (ii) the absence of material adverse changes in the value, condition, prospects, business or results of operations of the Company; (iii) the receipt by AMF of all regulatory approvals, licenses and certain other consents, including all consents and licenses relating to the sale and service of alcoholic beverages and any gaming or gambling activities required to be obtained prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement; and (iv) that AMF be reasonably satisfied that, at or prior to the Effective Time, certain of the Company's debt will be prepaid in full, and that the Company will consummate the acquisition of all minority interests in certain of the Company's joint ventures. See "THE MERGER AGREEMENTS--Conditions to the Merger."

 Stock Options and Stock Plans

  Pursuant to the terms of the Company's stock option plans all stock options granted thereunder will be fully exercisable immediately prior to the Effective Time and the Company will offer to pay to each holder of options to purchase the Company's Common Stock ("Company Options"), in exchange for the cancellation of such holder's Company Options, an amount of cash equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of each such Company Option and (b) the number of shares subject to such Company Option immediately prior to the Effective Time. See "THE MERGER AGREEMENTS--Stock Options and Stock Plans."

  Immediately prior to the Effective Time, the rights of the participants in the Company's Employee Stock Purchase Plan and Employee Stock Ownership Plan to all shares of the Company's Common Stock held under such plans will become fully vested, each holder of shares under such plans shall have the right to vote such shares at the Special Meeting, and at the Effective Time, such plans will be terminated. See "THE MERGER AGREEMENTS--Stock Options and Stock Plans."

 Amendment of Merger Agreement

  The Merger Agreement may be amended by the Company, AMF and Noah prior to the Effective Time, at any time before or after approval of the Merger by the shareholders of the Company; provided, however, that after such shareholder approval, no amendment may be made without the further approval of such shareholders which would alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the principal terms of the Merger. See "THE MERGER AGREEMENTS--Amendment or Termination of the Merger Agreement."

 Termination of Merger Agreement

  The Merger Agreement may be terminated by mutual agreement of AMF and the Company or by either such party if (i) the other such party shall have failed to comply in any material respect with any of its covenants or agreements in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, (ii) if the required approval of the shareholders of the Company is not obtained by reason of the failure to obtain the required vote, (iii) if the Merger has not been consummated by July 31, 1997 other than as a result of a material breach of the Merger Agreement by the terminating party, or (iv) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining AMF or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable. See "THE MERGER AGREEMENTS--Amendment or Termination of the Merger Agreement."

  The Merger Agreement may be terminated by the Board of Directors of AMF if the Board of Directors of the Company withdraws or modifies, or resolves to withdraw or modify, in a manner adverse to AMF or Noah its approval or recommendation of the Merger Agreement or the Merger. The Merger Agreement may be terminated by the Board of Directors of the Company if the Company receives an Acquisition Proposal on terms the Company's Board of Directors (after consultation with its financial advisors) determines to be more favorable to the Company's shareholders than the terms of the Merger, and the Company's Board of Directors determines, in accordance with the written advice of the Company's outside counsel, (x) that to continue to recommend that holders of shares of the Company's Common Stock vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, would violate the fiduciary duties of the Board to the Company's shareholders and (y) to accept such Acquisition Proposal; provided, however, that the Company has provided AMF and Noah with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; and provided, further, that AMF shall receive the fees described below immediately prior to such transaction (a "Company Fiduciary Termination").

 Reimbursement of Expenses; Breakup Fee

  The Merger Agreement provides for the reimbursement of AMF's fees and expenses in connection with this transaction up to a maximum of $650,000 and the payment of an additional breakup fee of $2 million by the Company if (a) AMF terminates the Merger Agreement as a result of the Company's Board of Directors withdrawal or modification (or resolution to withdraw or modify) of its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to AMF or Noah, (b) the Company terminates the Agreement pursuant to a Company Fiduciary Termination, or (c) (i) after January 17, 1997 any person or group other than AMF or Noah or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of 10% or more of the outstanding shares of the Company Common Stock (or any person or group already beneficially owning 10% or more of the outstanding shares of the Company's Common Stock increases such ownership by more than 5% of the shares such person or group theretofore owned), or any Acquiring Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for or an intention to acquire (by merger, consolidation, recapitalization or otherwise) 10% or more of the outstanding shares of the Company's Common Stock or all or substantially all of the assets of the Company, and (ii) any Acquiring Person shall have become the beneficial owner of a majority of the outstanding shares of the Company's Common Stock. See "THE MERGER AGREEMENT--Reimbursement of Expenses; Breakup Fee").

                       RIGHTS OF DISSENTING SHAREHOLDERS

  If the Merger is approved by the shareholders and is consummated, shareholders of the Company who disapprove of the Merger may, if they satisfy certain conditions, pursue rights as dissenting shareholders to have their shares purchased at fair market value as determined in a judicial appraisal action. Under the provisions of Sections 1300 through 1312 of the California General Corporation Law (the "CGCL"), since the Company's Common Stock is designated as a Nasdaq National Market security and is listed on the interdealer quotation system of the National Association of Securities Dealers, Inc. (an "NMS Security"), the Company's shares are not eligible to be treated as dissenting shares unless demands under the CGCL for appraisal are filed with respect to five percent or more of the outstanding shares. Accordingly, shareholders of the Company will not have dissenters' rights unless (a) holders of at least five percent of the Common Stock file timely demands or (b) the Common Stock is no longer an NMS Security immediately prior to the Merger. In the event that shareholders do have dissenters' rights, they must (unless the Common Stock is no longer an NMS Security), deliver written demand for the purchase of their shares before the Special Meeting and vote against the Merger to be entitled to exercise the rights afforded pursuant to Sections 1300 through 1312 of the CGCL. If the Common Stock is no longer an NMS Security (an event the Company does not anticipate), the shares need not have been voted against the Merger (but may not have been voted in favor thereof), and the demand need not be received by the Company until 30 days after the Company mails to the shareholders a notice of approval of the Merger.

  THE REQUIRED PROCEDURES MUST BE FOLLOWED EXACTLY OR DISSENTERS' RIGHTS, IF AVAILABLE, MAY BE LOST. For a summary of these rights, see "THE MERGER AND RELATED TRANSACTIONS--Rights of Dissenting Shareholders." The full text of Sections 1300 through 1312 of the CGCL is attached to the Proxy Statement as Appendix D.

                        FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash by shareholders of the Company as a result of the Merger will be a taxable transaction to the shareholders for Federal income tax purposes and may be a taxable transaction under state, local and foreign tax laws. Each shareholder is urged to consult his or her own tax and financial advisers as to the tax consequences of the Merger in the light of his or her particular circumstances, including any state, local or foreign tax consequences. See "THE MERGER AND RELATED TRANSACTIONS--Certain Federal Income Tax Consequences."

                              ACCOUNTING TREATMENT

  AMF has informed the Company that it will treat the Merger as a purchase for accounting purposes.

                               MARKET PRICE DATA

  The Company's Common Stock is traded on the over-the-counter market under the Nasdaq National Market symbol "AMRC." The following table sets forth the high and low per share closing sales prices for shares of Common Stock and per share dividends declared for the periods indicated.

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
      FISCAL YEAR ENDED MAY 31, 1995
        First Quarter................................... $7.00  $6.375  $.06
        Second Quarter.................................. $7.00  $5.875  $.06
        Third Quarter................................... $6.50  $4.50   $.06
        Fourth Quarter.................................. $7.625 $6.125  $.0625
      FISCAL YEAR ENDED MAY 29, 1996
        First Quarter................................... $7.375 $5.875  $.0625
        Second Quarter.................................. $6.75  $5.75   $.0625
        Third Quarter................................... $6.625 $5.875  $.0625
        Fourth Quarter.................................. $7.125 $5.75   $.065
      FISCAL YEAR ENDING MAY 28, 1997
        First Quarter................................... $7.00  $6.125  $.065
        Second Quarter.................................. $7.00  $5.00   $.065
        Third Quarter................................... $8.50  $4.875  $.065

  The high and low prices of the Company's Common Stock on January 16, 1997, the last trading day prior to public announcement of the Merger Agreement, were $7.375 and $7.00 per share. On March 21, 1997, the last practicable date prior to the mailing of this Proxy Statement, the last reported sales price for shares of the Company's Common Stock was $8.25 per share. Shareholders are advised to obtain current market quotations for their shares.

                                    GENERAL

DATE, TIME AND PLACE OF SPECIAL MEETING

  The Special Meeting will be held on April 24, 1997 at 8:30 a.m., local time, at 3333 Michelson Drive, Irvine, California 92715.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, shareholders of record of the Company as of the close of business on the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreements and the Merger, and such other matters as may properly be brought before the Special Meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE; QUORUM

  Only holders of record of the Company's Common Stock at the close of business on the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 4,613,037 shares of Common Stock outstanding and entitled to vote, held of record by approximately 8,000 shareholders. A majority, or 2,306,519 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the Special Meeting.

VOTE REQUIRED

  Pursuant to the California Corporations Code and the Company's Articles of Incorporation, approval and adoption of the Merger Agreements and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote. On March 3, 1997, the record date for the Special Meeting, 4,613,037 shares of Common Stock were outstanding, all of which are entitled to vote on the Merger Agreements and the Merger. As of March 3, 1997, shareholders who are not affiliates of the Company or AMF owned approximately 3,840,000, or 83%, of the outstanding shares of the Company's Common Stock. AMF owns no shares of the Company's Common Stock. The directors and officers of the Company together own approximately two percent (2%) of the Common Stock. Each of the directors and officers has expressed his intention to vote all of his or her shares of Common Stock for the Merger. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreements and the Merger.

VOTING OF PROXIES; REVOCABILITY OF PROXIES

  The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting. Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to the Company. All proxies that are properly executed and received by the Company in time to be voted at the Special Meeting, and that are not revoked, will cause the shares of Common Stock represented thereby to be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreements and the Merger. In accordance with California law, no other business may be brought before the Special Meeting. Any shareholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of the Company (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, addressed to the Secretary of the Company at P.O. Box 580, Rancho Cordova, California 95741, facsimile number(916) 852-8004, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

  If a quorum is not obtained or if fewer shares of Common Stock than the number required therefor are voted in favor of approval of the Merger Agreements and the Merger, it is expected that the Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

  The Company will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of the Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the Special Meeting. The fee of the firm is $7,500 plus reimbursement of reasonable out-of-pocket costs and expenses. In addition, the Company has agreed to indemnify MacKenzie Partners, Inc. against certain losses and liabilities.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

  The Merger Agreements provide for the merger of Noah with and into the Company, with the Company to be the surviving corporation of the Merger, becoming a wholly-owned subsidiary of AMF. If the requisite approval of the shareholders of the Company is received, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of shareholder approval at the Special Meeting. Upon the consummation of the Merger, each share of the outstanding Common Stock (other than shares owned by the Company or owned by AMF, Noah or any subsidiary of the Company, AMF or Noah, and other than Dissenting Shares) will automatically be converted into the right to receive $8.50 in cash, without interest. The following discussion in this Proxy Statement of the Merger and the Merger Agreements is a description of all of the material terms of the Merger and the Merger Agreements; provided, however, that such discussions are subject to and qualified in their entirety by reference to the Merger Agreement and the Agreement of Merger, copies of which are attached to this Proxy Statement as Appendices A and B, respectively, and incorporated herein by this reference.

BACKGROUND OF THE MERGER

  From time to time, the Board of Directors of the Company has informally evaluated strategic alternatives, including the sale of the Company and other possible transactions that could strengthen the Company's competitive position with respect to other operators of bowling chains (see "Reasons for the Merger", below). As part of its exploration of strategic alternatives, which included the creation of the family entertainment center (FEC) test facilities in fiscal 1996 and the ongoing construction of an FEC conversion in fiscal 1997, the Company pursued the acquisition of other bowling center chain operators, throughout the country, to provide the benefits of consolidation, and considered a joint venture with other recreation and entertainment companies to provide additional entertainment alternatives to the Company's bowling oriented business. The acquisition of the Red Carpet chain in Wisconsin was, in part, an extension of that strategy. The Company realized that the cyclical nature of bowling had historically recovered after a down period, but was seeking to add recreation alternatives in its bowling centers. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

  As part of its business strategy, AMF pursues strategic acquisitions in the bowling industry. As part of this process, the Company's Chief Executive Officer was contacted by a representative of AMF on August 28, 1996, to discuss a possible transaction between the two companies. Such representative expressed to the Company AMF's potential interest in acquiring the Company.

  On September 16, 1996, AMF executed a Confidentiality Agreement with the Company, pursuant to which AMF agreed to keep confidential all confidential due diligence materials provided to it by the Company and further agreed not to purchase any shares of the Company's Common Stock without the Company's written consent. After the Confidentiality Agreement was executed, the Company delivered an information package of materials to AMF on October 31, 1996. There were limited communications between the parties during the next two months in which AMF requested further information.

  On November 19, 1996, the Board of Directors of the Company held a regularly scheduled meeting. Among other matters, the Board discussed AMF's potential interest in acquiring the Company. The Board authorized management to entertain discussions with AMF, but concluded that the Company was not for sale at that time.

  On November 26, 1996, legal counsel to the Company received a telephone call from legal counsel to AMF and was informed that AMF was interested in pursuing an acquisition of the Company. During the next three weeks, the Company provided AMF with additional due diligence materials. On December 20, 1996, the Board of Directors held a meeting to discuss the status of AMF's due diligence investigation and the likelihood of AMF submitting a proposal to acquire the Company. The Board determined that, while the Company was not putting itself up for sale, it would be willing to consider a reasonable, bona fide offer. The legal counsel of the Company who participated in such telephone conversation, as well as in all conversations and meetings referred to below, was Bruce Feuchter, a shareholder of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, legal counsel to the Company. Mr. Feuchter is also a Director of the Company.

  On December 24, 1996, a representative of the Company contacted representatives of L.H. Friend to discuss AMF's interest in the Company and the possibility of retaining L.H. Friend as financial advisor to the Company in connection with a possible transaction with AMF.

  On December 26, 1996, legal counsel to AMF contacted legal counsel to the Company and expressed AMF's interest in acquiring the Company at a price of $7.50 per share. The Directors of the Company discussed such expression of interest throughout the day. On December 27, 1996, the Board of Directors held a meeting to discuss whether AMF's $7.50 per share expression of interest was in the best interests of the Company's shareholders. The Board concluded that $7.50 per share was inadequate and that the Company should not enter into negotiations with AMF at that price. Legal counsel to the Company contacted legal counsel to AMF and informed AMF of the Board's conclusion.

  On December 31, 1996, AMF, through its legal counsel, provided a draft acquisition agreement to the Company. The Company, through its legal counsel, informed AMF that the Company would not enter into negotiations concerning the documentation until the parties had reached agreement on price.

  On January 10, 1997, legal counsel to AMF delivered by telephone to legal counsel to the Company AMF's offer to acquire the Company for $8.50 per share, which offer was subject to negotiation of and agreement upon definitive documentation and approval of the respective boards of directors of the Company and AMF. From January 13, 1997 to January 17, 1997, representatives of AMF met with representatives of the Company to negotiate a definitive acquisition agreement.

  On January 17, 1997, the Company's Board of Directors met to consider a proposed Agreement and Plan of Merger and the transactions contemplated thereby. At such meeting, members of the Company's senior management, together with the Company's legal and financial advisors, reviewed with the Board, among other things, the background of the proposed transaction, the value presented by the transaction and the Company's long-term outlook and the terms of the Merger Agreement. L.H. Friend gave a presentation to the Board of Directors regarding the value of the Company and the fairness of the proposed transaction. At the conclusion of the presentation, L.H. Friend delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by the Company's shareholders in the Merger was fair to the Company's shareholders from a financial point of view. The Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby. The parties executed the Merger Agreement later that day.

REASONS FOR THE MERGER

  The Board of Directors of the Company has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is in the best interests of, and is on terms fair to, the Company's shareholders and has unanimously approved the Merger Agreements and the transactions contemplated thereby, including the Merger.

  In reaching its unanimous determination that the Merger Agreements and the transactions contemplated thereby, including the Merger, are in the best interests of, and on terms fair to, the Company's shareholders, the Board of Directors considered a number of factors, which taken together supported such determination, including without limitation the following:

  (i) the Board's knowledge of the business, operations, properties, assets, financial condition and operating results of the Company, which provided the background and context for its deliberations and determinations;

  (ii) information relating to the financial condition, results of operations, capital levels, and prospects of the Company, and management's assessment of the prospects of the Company, which led the Board to determine that there is substantial risk that in the long-term the Company will not produce shareholder value in excess of the Merger Consideration;

  (iii) the current and prospective environment in which the Company operates, including the environment in California, where approximately half of the Company's operations are located, which has experienced reduced demand for bowling as a result of changing lifestyles, weak economic conditions, anti-smoking legislation, and other events such as military base closures, thus adversely affecting the Company's results of operations and financial condition (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS");

  (iv) the presentation by L.H. Friend and its opinion that the cash consideration of $8.50 per share to be received by the shareholders pursuant to the Merger Agreement is fair to such shareholders (see "THE MERGER AND RELATED TRANSACTIONS--Opinion of Financial Advisor");

  (v) the relationship of the Merger Consideration to the historical and current market prices for the Common Stock preceding the announcement of the Merger and the Board's belief that the public market's valuation of the Company and the bowling industry in general, may limit the value realized by the Company in the public market;

  (vi) the Board's determination that there is substantial risk that in the long-term the Company will not produce shareholder value in excess of the Merger Consideration, based on the advice of senior management and L.H. Friend, as well as the Board's judgment, after review with the Company's management and its outside legal and financial advisors of alternatives to the Merger, particularly the alternative of pursuing the Company's strategy of partially converting its bowling centers into multi-functional bowling/recreation centers, the uncertain likelihood of success of this strategy and the need for substantial additional capital to pursue this strategy (see "THE BUSINESS OF THE COMPANY");

  (vii) the terms of the Merger Agreement as reviewed by the Board with its legal advisors; and

  (viii) the fact that the Merger Consideration is all cash and that the Merger is not subject to financing contingencies.

  The Company pursued its business strategy, which principally consisted of operating bowling centers, acquiring additional bowling centers if the Company believed such acquisition could be achieved at a price that such additional centers would add to profitability and shareholder value, and converting certain centers to multi-use family entertainment centers, up to the date it entered into the Merger Agreement. The Company acquired two additional bowling centers in Texas on December 20, 1996 and recently completed the conversion of the bowling center in Arlington, Texas to a family entertainment center.

  The Board of Directors was continuing to pursue the Company's established business strategies discussed above until AMF made an offer to acquire the Company at a price which the Board did not believe would be offered by any other party. After detailed consideration, the Board determined that the price was substantially higher than the Company's stock price had been in recent years and that the price was so advantageous to the Company's shareholders that it would be imprudent not to enter into the Merger Agreement. Such determination was developed by the Board from its analysis of acquiring other bowling center chains, such as Red Carpet. In addition, in 1995 the Board of Directors had engaged financial advisors to seek bids for the purchase and sale of either its then-majority owned subsidiary, The Right Start, Inc., or the Company. In connection with such efforts, the Board, together with such advisors, had performed substantial analysis of the valuation of the Company, but were unsuccessful in obtaining any offers to purchase the Company. In light of the significant experience of the Board in pricing the purchase of bowling businesses and analyzing the pricing for the potential sale of the Company, the Board believed that the Merger Consideration was above the amount other potential acquirors would be willing to pay or that the Company could expect to otherwise achieve. For these reasons, the Board did not seek other alternatives to the Merger.

  The foregoing discussion of the information and factors considered by the Board of Directors addresses all of the material factors considered by the Board in its consideration of the Merger. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreements and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company's shareholders. In reaching its determination, the Board of Directors took the various factors into account collectively, did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

BOARD RECOMMENDATION

  THE BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, THE COMPANY'S SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Company's Board of Directors with respect to the Merger, shareholders of the Company should be aware that the Board of Directors and certain officers of the Company have interests that may present them with potential conflicts of interest.

  The Company previously has provided options under various stock option plans to the directors and certain executive officers of the Company. Pursuant to the terms of the Company's stock option plans, all the options granted thereunder will be fully exercisable immediately prior to the Effective Time. Prior to the Effective Time, each holder of an option will have the right to surrender his or her option for cash in an amount per share equal to the difference between the exercise price of the option and $8.50, less applicable withholding taxes. The individuals below own the following number of options to purchase the Company's Common Stock and the total spread between the Merger Consideration and the exercise price of such options is: Chairman of the Board, Chief Executive Officer, and President Robert A. Crist (205,000 shares, $454,688); Karen Wagner, Chief Financial Officer and Vice President/Treasurer (125,000 shares, $312,188); Director Stewart Bloom (30,000 shares, $97,813);
Director Stephen R. Chanecka (30,000 shares, $97,813), Director Stanley B. Schneider (30,000 shares, $97,813); and Director Bruce Feuchter (13,000 shares, $40,625).

  In March 1995, the Company entered into Severance Agreements with Robert A. Crist, Chairman of the Board, Chief Executive Officer, and President of the Company and Karen B. Wagner, Chief Financial Officer, Vice President and Treasurer of the Company, which Severance Agreements were extended and amended on December 20, 1996. Pursuant to the terms of the Severance Agreements, in the event of the termination or resignation of either such person following a change in control of the Company, the Company would be obligated to continue paying such person's salary and providing all employee benefits (other than ESOP/ESPP participation, option grants and bonuses) to such person for a period of 28 months (in the case of Mr. Crist) or 12 months (in the case of Ms. Wagner), following such termination or resignation, which payment may be demanded by such persons in a lump sum. The Merger, if consummated, will constitute a change in control. The severence payments thereunder would be equal to $406,361 to Mr. Crist and $118,266 to Ms. Wagner.

  Pursuant to the Merger Agreement, AMF is also obligated to provide certain indemnification to the present and former directors and officers of the Company and to maintain, subject to certain limitations, directors' and officers' liability insurance policies comparable to these currently maintained by the Company. See "THE MERGER AGREEMENT--Representations and Warranties; Covenants."

  The Company is obligated to pay certain legal fees in connection with the Merger and related transactions to Stradling, Yocca, Carlson & Rauth, a Professional Corporation, legal counsel to the Company. Bruce Feuchter, a director of the Company, is a shareholder of Stradling, Yocca, Carlson & Rauth.

OPINION OF FINANCIAL ADVISOR

  The Company engaged L.H. Friend on December 27, 1996, to render an opinion with respect to the Merger. L.H. Friend was not retained to provide other investment banking services not related to its fairness opinion, and did not participate with the Company in any search for business combinations. L.H. Friend provided to the Board, the Administrative Committee of the ESOP and the Administrator of the ESPP its oral opinion on January 17, 1997, that, as of that date, the $8.50 per share to be received by the Company's shareholders upon the consummation of the Merger (the "Merger Consideration") was fair to the Company's shareholders from a financial point of view. L.H. Friend's oral opinion was subsequently confirmed in a written opinion dated January 24, 1997. The full text of the opinion of L.H. Friend, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. Shareholders are urged to read the opinion carefully and in its entirety. The following discussion is a summary of all of the material matters covered by the opinion of L.H. Friend; provided, however, that it is not a complete discussion of all matters covered by the opinion, and therefore is qualified in its entirety by reference to the full text of the opinion.

  The terms of the Merger were determined through arms-length negotiations between the Company, AMF and Noah. L.H. Friend did not materially participate in the negotiation of and was not requested to and did not make any recommendation to the Board regarding the terms of the Merger. In addition, L.H. Friend's opinion is directed only to the fairness to shareholders of the Company of the Merger from a financial point of view and does not constitute a recommendation to any shareholder of the Company as to how to vote at the Special Meeting.

  In connection with its opinion, among other things, L.H. Friend (i) discussed the Merger and related matters with the Company's management, (ii) reviewed the Merger Agreement, (iii) reviewed documents filed by the Company with the Securities and Exchange Commission for the fiscal years ended May 25, 1994, May 31, 1995 and May 29, 1996, the three and six month periods ended August 28, 1996 and November 27, 1996, and the Company's proxy statement dated August 26, 1996; (iv) examined certain operating and financial information and financial projections dated October 21, 1996 prepared and provided to it by management of the Company; (v) reviewed the historical market prices and trading volume of the Company's Common Stock; (vi) analyzed publicly available financial and market data regarding certain companies in the bowling and recreation industries and compared them to the Company's financial and market data; and (vii) performed such other studies, analyses, inquiries and investigations as it deemed appropriate, as further described in this section. No limitations were imposed by the Company on the scope of L.H. Friend's investigation.

  In rendering its opinion, L.H. Friend relied upon the accuracy and completeness of all financial and other information that was supplied to L.H. Friend and assumed that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to L.H. Friend. With respect to financial projections for the Company, L.H. Friend assumed that such projections were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company.

  The following is a brief summary of the various financial information analyzed or otherwise considered by L.H. Friend in connection with rendering its opinion:

  (i) Comparison with Selected Companies. L.H. Friend reviewed and compared selected historical stock market and financial statistics for the Company to the corresponding data and statistics of five publicly traded companies. Two companies, Brunswick Corporation ("Brunswick") and Bowl America, Inc. ("Bowl America"), have all or a portion of their operations involved in owning and operating bowling centers (the "Primary Comparables"). The other three companies, Family Golf Centers, Inc. ("Family Golf"), Mountasia Entertainment ("Mountasia") and Vulcan International Corporation ("Vulcan") are involved in either owning and operating near term family oriented recreation centers or manufacturing various supplies for family entertainment activities (the "Secondary Comparables"). The five companies are hereinafter referred to as the

"Comparable Group". L.H. Friend examined certain publicly available financial data and statistics of the Comparable Group and the Company, including revenue, gross profit, earnings before interest and taxes ("EBIT"), EBIT plus depreciation and amortization ("EBITDA"), book value, gross profit margins, EBIT margins, EBITDA margins, pretax margins, net income margins and the multiple of Total Enterprise Value (defined as the market value of the common equity, plus total debt, less cash and equivalents) to revenue, gross profit, EBIT and EBITDA. In addition, L.H. Friend examined the multiples of total market value of common equity to book value and the stock price per share divided by earnings per share (the "P/E ratio"). With the exception of the P/E ratio, all of the multiple comparisons were done for the latest 12 months of reported results. P/E ratios were compared both for the latest 12 months of reported results and for publicly available brokerage analysts' estimates of earnings per share for each company's next fiscal year, if available.

  The indicated Total Enterprise Value multiple ranges for the Primary Comparables were 0.9x to 1.2x for revenues, 3.3x to 5.0x for gross profit, 9.0x to 9.8x for EBIT, and 5.7x to 7.0x for EBITDA. The multiple ranges were 1.2x to 2.2x for book value and the P/E ratios ranged from 14.1x to 15.3x for the latest 12 months and was 14.1x for the one available forward looking P/E ratio. The indicated Total Enterprise Value multiple ranges for the Secondary Comparables were 0.9x to 12.3x for revenues, 6.4x to 38.9x for gross profit, 44.4x for the one available item for EBIT, and 24.8x to 37.2x for EBITDA. The multiple ranges were 0.9x to 2.5x for book value and the P/E ratios ranged from 36.1x to 64.2x for the latest 12 months and 9.1x to 51.4x for one year forward P/E ratios. The indicated Total Enterprise Value multiples for the Company were 1.4x for revenues, 6.8x for gross profit, 19.1x for EBIT, and 8.9x for EBITDA. The multiples were 1.1x for book value and the P/E ratios were 37.0x for the latest 12 months and 23.6x for the estimated 1997 P/E ratio. Except for the Company's equity value to book value multiple which was lower than the range of values for the Primary Comparables, the Company's multiples were all above the range of values for the Primary Comparables. L.H. Friend reviewed the multiples for the Secondary Comparables but did not rely on such figures since they did not find the Secondary Comparables similar enough to the Company to rely on such figures.

  L.H. Friend placed relatively more importance on the multiple comparison of the Primary Comparables due to the greater similarity of their business and operations to those of the Company. In reviewing such Primary Comparables, L.H. Friend concluded that since the Company's multiples indicated that the Merger Consideration is greater than the price per share that such multiples would indicate for the Primary Comparables, such analysis supported the fairness of the Merger Consideration.

  (ii) Selected Mergers and Acquisition Transactions--Multiples Analysis. L.H. Friend also reviewed the consideration paid in selected other merger and acquisition transactions of companies in the bowling and near-term local family entertainment industries. Specifically, L.H. Friend reviewed the following transactions; the acquisition of The Great Escape by Premier Parks, the acquisition of Bowling Corp. of America by AMF, the acquisition of S-K-I Ltd. by LBO Enterprises, and the acquisition of Funtime Parks, Inc. by Premier Parks, Inc. L.H. Friend calculated Total Enterprise Value to sales, EBITDA and EBIT multiples, as well as equity value to book value multiples. The indicated average and median Total Enterprise Value multiples were 1.5x and 1.4x for sales, 7.5x and 7.3x for EBITDA, and 13.4x and 13.7x for EBIT, respectively. The indicated average and median equity value to book value multiples were 3.1x and 3.3x, respectively. These multiples were then compared to those of this Merger. The resulting multiples were as follows: Total Enterprise Value to sales of 1.4x, Total Enterprise Value to EBITDA of 8.9x, Total Enterprise Value to EBIT of 19.1x, and an equity value to book value multiple of 2.2x. In addition, L.H. Friend noted that although four transactions were selected for the above analysis, the AMF acquisition of Bowling Corp. of America was the most comparable to the Merger, and therefore particular emphasis was placed on the comparison between the multiples paid in that transaction and those of the Merger. The multiples in the AMF acquisition of Bowling Corp. of America were:
Total Enterprise Value to sales of 1.6x, Total Enterprise Value to EBITDA of 7.9x, Total Enterprise Value to EBIT of 18.2x, and equity value to book value multiple of 3.9x.

  In reviewing the Selected Mergers and Acquisition Transactions--Multiples Analysis, L.H. Friend concluded such analysis supported their determination of the fairness of the Merger Consideration.

  (iii) Selected Mergers and Acquisition Transactions--Premiums Paid
Analysis. L.H. Friend also reviewed the stock price premiums paid (the percent change in price from the closing price in the indicated period to purchase price per share) one day prior to the announcement date of the transaction, one week prior to the announcement date of the transaction and four weeks prior to the announcement date of the transactions, in 27 recent all cash transactions where Total Enterprise Values ranged between $20 million and $100 million which closed between January 1, 1996 to January 17, 1997. The indicated average and median premiums paid were 43.8% and 32.5% for the date four weeks prior to the announcement date of the transactions, 45.1% and 31.6% for the date one week prior to the announcement date of the transaction, and 33.7% and 22.0% for the date one day prior to the announcement date of the transaction, respectively. These premiums were then compared to those of the Merger which were 70.0% for the date four weeks prior to the announcement date of the transaction, 33.3% for the date one week prior to the announcement date of the transaction, and 15.3% for the date one day prior to the announcement date of the transaction. L.H. Friend noted that the price of the Company's Common Stock had increased in the four weeks prior to the Announcement Date when compared to its average price of $6.12 since August 4, 1995.

  (iv) Discounted Cash Flow Analysis. L.H. Friend performed a discounted cash flow analysis of the Company using projections provided to it by the Company. L.H. Friend calculated the present values of the estimated free cash flows of the Company through May 21, 2001 and the estimated terminal value of the Company at the end of such date. In calculating the estimated cash flows used in its analysis, L.H. Friend made adjustments for certain items, which were obtained from the Company's management, for assumed capital expenditures, increases in working capital requirements, dividend payments, depreciation and amortization. In calculating the estimated terminal value, L.H. Friend utilized the average of the EBIT multiples of the Primary Comparables. The average multiple was 9.4x and L.H. Friend's calculations utilized multiples of 8.5x, 9.5x and 10.5x. In calculating the present values of estimated free cash flows and estimated terminal value, L.H. Friend used an implied discount rates of 10.5%, 12.5%, and 14.5%, respectively. Such rates were determined by calculating the Company's weighted average cost of capital, which was determined to be approximately 12.5%. L.H. Friend then included higher and lower discount rates to test the sensitivity of such analysis to different rates. These calculations implied a present value of the Company of between $5.44 and $8.17 per share.

  (v) Adjusted Net Book Value Analysis. L.H. Friend also evaluated the Company's assets and liabilities, discounting for third party's minority interests in the Company's joint ventures. Using capitalization rates of 10.0% and 12.0% to derive the implied market value of the Company's industrial bowling centers, L.H. Friend determined the Company's implied net tangible book value as $8.35 per share and $5.90 per share, with the mid-point being $7.13 per share. L.H. Friend deemed this approach to be highly subjective and, accordingly, decreased its relative reliance on this approach.

  (vi) Stock Trading History. L.H. Friend examined the history of the trading prices and volume of the Company's Common Stock for the period of August 4, 1995 to January 17, 1997, the volume of the Common Stock traded at specified price ranges for the period August 4, 1995 to January 17, 1997, and the percent change in the Company's Common Stock for the period August 4, 1995 to January 17, 1997 compared to a composite index of Bowl America and Brunswick Corporation, and the Russell 2000 Index. The Company sold its interest in its majority owned subsidiary, The Right Start, Inc., on August 4, 1995, and thereafter was principally a bowling business and no longer a business consisting of a bowling operation and a retailing operation (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Discontinued Operations"). The analysis indicated that on a percentage change basis the Company's Common Stock had underperformed both indices during the entire period. Between August 4, 1995 and December 6, 1996 the Company's Common Stock had fallen nearly 30% in value, while during the same period the indices had increased approximately 20%. L.H. Friend determined that the premium which the Merger Consideration represented over the Company's historical stock prices and the underperformance of the Company's stock price when compared to the indices supported its determination of the fairness of the Merger Consideration.

  No relative weight was assigned by L.H. Friend to any particular analysis. As noted above, however, L.H. Friend did determine that the results of its analyses under the headings: Comparison with Selected Companies; Selected Merger and Acquisition Transactions--Multiples Analysis; Selected Merger and

Acquisition Transactions--Premiums Paid Analysis; Discounted Cash Flow Analysis; and Stock Trading History supported its determination of the fairness of the Merger Consideration.

  L.H. Friend was selected by the Company's Board of Directors based on L.H. Friend's qualifications, experience, expertise and reputation. As part of its investment banking business, L.H. Friend is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

  Pursuant to a letter agreement dated as of December 27, 1996, the Company has paid L.H. Friend a fee of $250,000 for its services referred to above, including rendering its opinion, and has agreed to reimburse L.H. Friend for its reasonable expenses incurred in connection with its engagement by the Company. The Company has also agreed to indemnify L.H. Friend and its directors, officers, agents, employees, affiliates, and controlling persons against any losses, claims or liabilities to which L.H. Friend becomes subject to in connection with its rendering of services, except those that arise from L.H. Friend's negligence or willful misconduct.

                             THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES; COVENANTS

  Under the Merger Agreement, the Company, AMF and Noah made a number of representations regarding such matters as their valid existence and good standing and their authority to enter into the Merger Agreement and to consummate the Merger.

  The Company has made further representations regarding its subsidiaries and joint ventures, its capital structure, its operations, the accuracy of its Commission filings and disclosure documents, its licenses and government approvals, its assets, environmental compliance, the absence of certain changes or events since May 29, 1996, litigation involving the Company, compliance with laws and regulations, certain benefit plans, taxes, contracts, insurance and the absence of undisclosed broker's or similar fees owed in connection with the transaction.

  The Company agreed that, until the consummation of the Merger or the termination of the Merger Agreement, it will maintain its business and it will not take certain actions outside the ordinary course without AMF's consent. The Company agreed to take certain actions necessary to effect the Merger, such as filing its proxy materials with the Commission, complying with all legal requirements of a Special Meeting, and, subject to the fiduciary duties of the officers and directors, using its best efforts to obtain shareholder approval of the Merger Agreement and the Merger. Also, the Company agreed to provide AMF with full access to information about the Company upon AMF's reasonable request, to cooperate with AMF regarding the prepayment of certain of the Company's debt, and to purchase the minority interests in certain of its joint ventures. The Company has agreed not to initiate, continue, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (an "Acquisition Proposal"), except that the Board of Directors may provide information to and engage in negotiations with a third party regarding an Acquisition Proposal in accordance with the Board's fiduciary duties as advised in writing by the Company's outside counsel.

  AMF has agreed, if the Merger is consummated, to provide employees of the Company's subsidiaries retained by AMF with employee benefits in the aggregate no less favorable than those benefits provided to AMF's similarly situated employees for a period of six months following the effectiveness of the Merger and to provide certain severance benefits to certain employees of the Company terminated during such period. AMF has also agreed if the Merger is consummated, to indemnify the officers and directors of the Company, subject to any limitations imposed by applicable law, for a period of six years with respect to any claim or liability arising out of or pertaining to (i) any act or omission occurring prior to the Merger or (ii) the transactions contemplated by the Merger Agreement to the extent provided under the Company's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. AMF has further agreed to honor the existing Indemnification Agreements between the Company and certain of its officers and shareholders. AMF has further agreed, for a period of three years following consummation of the Merger, subject to certain limitations, to cause the Company to use its best efforts to provide directors and officers liability insurance coverage to the persons currently covered by the Company's directors and officers liability insurance policy comparable to that provided to such officers and directors prior to the Merger.

CONDITIONS TO THE MERGER

  In addition to the approvals of the shareholders of the Company sought hereby, the obligations of the Company, AMF and Noah to consummate the Merger are subject to the absence of any provision of any applicable law or regulation, or any judgment, injunction, order, decree or other legal restraint which would prohibit the consummation of the Merger. Each party's obligations under the Merger Agreement are also conditioned upon the accuracy in all material respects of the representations and warranties made by the other party and the performance in all material respects of the covenants of the other party. AMF's obligations under the Merger Agreement are also conditioned upon the following: (i) the absence of any action by any governmental entity, whether actually instituted or pending, seeking to delay, restrain, prohibit or limit (or seeking to impose material damages or to impose material restrictions relating to) the Merger, the Merger Agreement, the transactions contemplated thereby, the ownership or operation of the business of the Company, AMF, Noah, or any of their respective subsidiaries, or seeking to require divestiture of or interfere with the full rights of ownership of any shares of Common Stock of AMF or its subsidiaries, or that would otherwise, in the reasonable judgment of AMF, be likely to materially adversely affect any such rights; (ii) the absence of material adverse changes in the value, condition, prospects, business or results of operations of the Company; (iii) the receipt by AMF of all regulatory approvals, licenses and certain other consents, including all consents and licenses relating to the sale and service of alcoholic beverages and any gaming or gambling activities required to be obtained prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement; and (iv) that AMF be reasonably satisfied that, at or prior to the Effective Time, certain of the Company's debt will be prepaid in full, and that the Company will consummate the acquisition of all minority interests in certain of the Company's joint ventures.

STOCK OPTIONS AND STOCK PLANS

  Pursuant to the terms of the Company's stock option plans, all stock options granted thereunder will be fully exercisable at the Effective Time. AMF and the Company will take all actions necessary to provide that prior to the Effective Time, the Company will offer to pay to each holder of Company Options, in exchange for the cancellation of such holder's Company Options, an amount of cash equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of each such Company Option and (ii) the number of shares subject to such Company Option immediately prior to the Effective Time.

  The Company has amended the Company's Employee Stock Purchase Plan ("ESPP") to provide that (i) immediately prior to the Effective Time, the rights of the participants in the ESPP to all shares of the Company's Common Stock held under the ESPP shall become fully vested, (ii) each holder of shares in trust under the ESPP shall have the right to vote such shares at the Special Meeting, and (iii) at the Effective Time, the ESPP will be terminated, all shares of Common Stock will be delivered to the Exchange Agent, and as soon as practicable, all cash proceeds will be distributed to the participants.

  The Company has, as required by the Merger Agreement, also amended the Company's Employee Stock Ownership Plan ("ESOP") to provide that, immediately prior to the Effective Time, all participants in the ESOP will become fully vested in their account balances, and at the Effective Time, subject to receipt of a determination letter from the Internal Revenue Service, the ESOP will be terminated. All participants shall receive distributions of their account balances as soon as practicable following such termination. Participants in the ESOP will have the right to vote their shares through a pass-through voting procedure.

  The Board of Directors of the Company, as required by the Merger Agreement, has terminated the Company's Investor Stock Purchase Plan, effective as of the Effective Time.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT; REIMBURSEMENT OF EXPENSES AND BREAKUP FEE

 Amendment of Merger Agreement

  The Merger Agreement may be amended by the Company, AMF and Noah at any time before or after approval of the Merger by the shareholders of the Company, except that, after such shareholder approval, no amendment may be made without the further approval of such shareholders which would alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the principal terms of the Merger.

 Termination of Merger Agreement

  The Merger Agreement may be terminated by mutual agreement of AMF and the Company or by either such party if (i) the other such party shall have failed to comply in any material respect with any of its covenants or agreements in the Merger Agreement to be complied with or performed by such party at or prior to such date of termination, (ii) if the required approval of the shareholders of the Company is not obtained by reason of the failure to obtain the required vote, (iii) if the Merger has not been consummated by July 31, 1997 other than as a result of a material breach of the Merger Agreement by the terminating party, or (iv) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining AMF or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

  The Merger Agreement may be terminated by the Board of Directors of AMF, if the Board of Directors of the Company withdraws or modifies, or resolves to withdraw or modify, in a manner adverse to AMF or Noah its approval or recommendation of the Merger Agreement or the Merger. The Merger Agreement may be terminated by the Board of Directors of the Company, if the Company receives an Acquisition Proposal on terms the Company's Board of Directors (after consultation with its financial advisors) determines to be more favorable to the Company's shareholders than the terms of the Merger, and the Company's Board of Directors determines in accordance with the written advice of the Company's outside counsel, (x) that to continue to recommend that holders of shares of the Company's Common Stock vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, would violate the fiduciary duties of the Company's Board of Directors to the Company's shareholders and (y) to accept such Acquisition Proposal; provided, however, that the Company has provided AMF and Noah with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; and provided, further, that AMF shall receive the fees described below.

 Reimbursement of Expenses; Breakup Fee

  The Merger Agreement provides for the reimbursement of AMF's fees and expenses in connection with this transaction up to a maximum of $650,000 and the payment of an additional breakup fee of $2 million by the Company if (i) AMF terminates the Merger Agreement as a result of the Company's Board of Directors withdrawal or modification of its approval or recommendation of (or resolution to withdraw or modify) the Merger Agreement in a manner adverse to AMF or Noah, (ii) the Company terminates the Agreement pursuant to a Company Fiduciary Termination, or (iii) (A) after January 17, 1997 any person or group other than AMF or Noah or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of 10% or more of the outstanding shares of the Company's Common Stock (or any person or group already beneficially owning 10% or more of the outstanding shares of the Company's Common Stock increases such ownership by more than 5% of the shares such person or group theretofore owned), or any Acquiring Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for or an intention to acquire (by merger, consolidation, recapitalization or otherwise) 10% or more of the outstanding shares of the Company's Common Stock or all or substantially all of the assets of the Company, and (B) any Acquiring Person shall have become the beneficial owner of a majority of the outstanding shares of the Company's Common Stock.

JOINT VENTURE AGREEMENTS

  In connection with the Merger, the Company's partners in the joint ventures that operate bowling centers in states other than California have entered into written agreements to sell their interests in such joint ventures to the Company. Such agreements are to be consummated at or immediately prior to the Merger.

HSR ACT

  Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Notification forms were filed by the Company and AMF with the Department of Justice and the FTC under the HSR Act on January 24, 1997, and early termination of the waiting period under the HSR Act was granted on January 31, 1997.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material federal income tax consequences to the shareholders of the Company pursuant to the Merger. The discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, to holders of shares who are in special tax situations (such as insurance companies, dealers in securities, tax-exempt organizations or non-U.S. persons), or to holders who own shares that are subject to Section 305(c) or 306 of the Internal Revenue Code. The discussion is based on the assumptions that: (i) the shares of the stock constitute capital assets in the hands of the shareholder, and (ii) the collapsible corporation rules set forth in Section 341 of the Internal Revenue Code do not apply to the Company. The discussion does not address state, local, or foreign tax considerations.

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  The receipt of cash for shares pursuant to the Merger (including pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between his adjusted tax basis in the shares converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be long term capital gain or loss if, on the date of the Merger, such shares were held for more than one year. Amounts received, if any, with respect to the exercise of dissenters' rights which are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

  Federal tax laws significantly limit the deductibility of capital losses. For corporate taxpayers, capital losses can be deducted only to the extent of capital gains. For individual taxpayers, capital losses are similarly deductible up to the extent of capital gains, but may be further deductible up to a maximum of $3,000 in any one taxable year. Carryovers of unused capital losses to other taxable years may be permitted in certain circumstances.

  Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding will generally be required if the shareholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

ACCOUNTING TREATMENT

  AMF has informed the Company that it will treat the Merger as a purchase for accounting purposes.

RIGHTS OF DISSENTING SHAREHOLDERS

  The following is a discussion of all material provisions of California law relating to dissenters' rights, however, it is not a complete statement of all terms of such law, and is qualified in its entirety by reference to Appendix D, which sets forth the full text of Sections 1300 through 1312 of the California General Corporations Law (the "CGCL"). As used in this summary and in Sections 1300 through 1312, the term "dissenting shareholder" means the record holder of the Dissenting Shares. A person having a beneficial interest in Common Stock which is held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record shareholder to timely and properly follow the steps summarized below to perfect whatever dissenter's rights the beneficial shareholder may have.

  Pursuant to Sections 1300 through 1312 of the CGCL, any shareholder of the Company entitled to vote at the Special Meeting may require the Company to purchase his shares of Common Stock for cash if they qualify as Dissenting Shares under said Sections. The purchase price of Dissenting Shares purchased pursuant to said Sections is the fair market value as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger.

  Shares designated as National Market System Securities and listed on the interdealer quotation of the National Association of Securities Dealers, Inc. (a "NMS Security") immediately before a merger cannot qualify as Dissenting Shares unless holders of at least five percent or more of the outstanding shares demand payment pursuant to Sections 1300 through 1312 of the CGCL. Assuming that the Common Stock continues to be an NMS Security immediately prior to the Merger, dissenters' rights will not be available unless holders of five percent or more of Common Stock file demands for payment.

  Assuming that the Common Stock continues to be an NMS Security immediately prior to the Merger, in order to qualify as Dissenting Shares, holders of the shares may not abstain but must vote against the Merger, and shareholders must make a separate written demand for purchase of such shares for cash at their fair market value which must be received by the Company or its transfer agent not later than the date of the Special Meeting. If Common Stock is not an NMS Security immediately prior to the Merger, in order to qualify as Dissenting Shares, the shares must not have been voted in favor, but need not be voted against, the Merger, and the written demand must be received by the Company or its transfer agent within 30 days of the date on which the Company mails a Notice of Approval by Shareholders. Any demand which is not timely received is not effective for any purpose. The Company expects that the Common Stock will be an NMS Security immediately prior to the Merger.

  The written demand must (i) state the number and class of shares which are held of record by the shareholder which the shareholder demands that the Company purchase, and (ii) state the amount which the shareholder claims to be the fair market value as of January 16, 1997, the date before the first announcement of the terms of the Merger. The claim as to fair market value constitutes an offer by the shareholder to sell the shares at that price.

  Assuming that the Common Stock continues to be an NMS Security, if, on or before the date of the Special Meeting, demands to purchase are received with respect to less than five percent of the Common Stock, no dissenters' rights will be available with respect to the Merger. If demands are timely received with respect to five percent or more of the Common Stock, the following procedures will be applicable.

  Assuming that the Merger is approved at the Special Meeting, the Company will within 10 days thereafter mail a Notice of Approval by Shareholders to each shareholder whose shares could qualify as Dissenting Shares. The Notice will state the price determined by the Company as the fair market value as of January 16, 1997, and will constitute an offer to purchase Dissenting Shares at that price. Such price shall be $7.375, the closing price on the NASDAQ National Market on January 16, 1997.

  Certificates representing Dissenting Shares must be surrendered to the Company or its transfer agent within 30 days after the Notice of Approval by Shareholders is mailed by the Company. Surrendered certificates will be stamped or endorsed with a statement that the shares are Dissenting Shares, and returned to the dissenting shareholder.

  If the Company and a shareholder agree that his shares qualify as Dissenting Shares and agree on the price of the shares, payment for the Dissenting Shares must be made by the Company within 30 days of such agreement upon surrender of the certificates representing the Dissenting Shares. The purchase price will bear interest from the date of agreement until paid at the legal rate on judgments, currently ten percent (10%) per annum.

  If the Company and a shareholder do not agree either that his shares qualify as Dissenting Shares, or on the purchase price, the shareholder may, within six months after the Company mails the Notice of Approval by Shareholders, file a complaint in Superior Court. Two or more shareholders may join together in any such action, or a shareholder may intervene in any pending action.

  The Court will determine whether the shares which are the subject of that complaint qualify as Dissenting Shares, if disputed by the Company, and may determine or appoint appraisers to determine the fair market value of the shares. The court will award costs and attorneys' fees in such an action in the manner the court considers equitable. If the price determined in the court action exceeds the price offered by the Company, the Company will be required to pay costs and possibly attorneys' fees, and the court may award interest at the legal rate on judgments if the appraisal price is more than 125% of the price offered by the Company. If the price determined in the court action is less than $8.50 per share, dissenting shareholders who joined in the court action would receive the lower amount.

  A dissenting shareholder may not withdraw a demand for payment without the consent of the Company. Dissenting Shares may otherwise lose their status as Dissenting Shares if the Merger is abandoned or, if the Company and the dissenting shareholder disagree as to whether the shares qualify as Dissenting Shares or as to the price, but the dissenting shareholder does not file a complaint in Superior Court or intervene in a pending action within six months of the mailing by the Company of the Notice of Approval by Shareholders.

EXCHANGE OF CERTIFICATES

  Prior to the Effective Time, AMF will appoint a bank or trust company (the "Exchange Agent") for the purpose of exchanging stock certificates representing the Common Stock for the Merger Consideration. AMF or Noah will make available to the Exchange Agent the Merger Consideration to be paid to shareholders on surrender of their stock certificates (the "Exchange Fund").

  Promptly after the Effective Time, AMF or the Exchange Agent will send to each record holder of a certificate previously evidencing shares of the Company's Common Stock a transmittal form advising the holder of the procedure for surrendering his certificates. The transmittal form will state that the delivery of the Merger Consideration will be made, and the risk of loss and title will pass, only upon proper delivery of the certificates to the Exchange Agent. Each holder of a certificate previously evidencing shares of the Company's Common Stock will be entitled to receive, upon surrender of the certificate to the Exchange Agent, along with other documentation completed in accordance with the transmittal form, a check in the amount of $8.50 per share, without interest, for the shares of the Company's Common Stock previously represented by the surrendered certificate.

  If payment is to be made to any person other than the registered holder of shares of the Company's Common Stock surrendered as provided above, the certificate(s) surrendered will be required to be properly endorsed or in other proper form for transfer and the person requesting such payment will be required to pay any stock transfer or similar taxes (whether imposed on the registered holder or such person) that are due because of the payment to a person other than the registered holder, or satisfy the Exchange Agent that such tax has been paid or is not payable.

  Any portion of the Exchange Fund made available to the Exchange Agent that remains unclaimed by the record holders six months after the Effective Time will be returned to AMF. Any holder who has not exchanged his certificates shall look only to AMF for payment of the Merger Consideration. Notwithstanding the foregoing, AMF will not be liable to any holder of the shares of the Company's Common Stock for any amount paid to a public official pursuant to and in accordance with the requirements of all applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of the Company's Common Stock for which the holder has perfected dissenter's rights (see "THE MERGER AND RELATED TRANSACTIONS--Rights of Dissenting Shareholders"), will be returned to AMF upon AMF's demand.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

  The following table sets forth the high and low closing sale prices for the Company's Common Stock for the periods set forth on the table, as reported on the NASDAQ National Market.

                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
      FISCAL YEAR ENDED MAY 31, 1995
        First Quarter................................... $7.00  $6.375  $.06
        Second Quarter.................................. $7.00  $5.875  $.06
        Third Quarter................................... $6.50  $4.50   $.06
        Fourth Quarter.................................. $7.625 $6.125  $.0625
      FISCAL YEAR ENDED MAY 29, 1996
        First Quarter................................... $7.375 $5.875  $.0625
        Second Quarter.................................. $6.75  $5.75   $.0625
        Third Quarter................................... $6.625 $5.875  $.0625
        Fourth Quarter.................................. $7.125 $5.75   $.065
      FISCAL YEAR ENDING MAY 28, 1997
        First Quarter................................... $7.00  $6.125  $.065
        Second Quarter.................................. $7.00  $5.00   $.065
        Third Quarter................................... $8.50  $4.875  $.065

  On January 16, 1997, the last trading day prior to the public announcement that the Company signed the Merger Agreement with AMF for the acquisition of the Company at a price of $8.50 per share in cash, the closing sale price of the shares (as reported on the NASDAQ National Market) was $7.375 per share. On March 21, 1997, the last practicable date prior to the mailing of this Proxy Statement, the last reported sale price for shares of the Company's Common Stock was $8.25 per share. Shareholders are advised to obtain current market quotations for their shares.

                                BUSINESS OF AMF

  AMF is a Virginia corporation principally engaged in the ownership and operation of bowling centers. As of January 31, 1997, AMF owned and operated 264 U.S. bowling centers and 84 international bowling centers. AMF is a subsidiary of AMF Group, Inc.

                            BUSINESS OF THE COMPANY

  The Company is one of the largest chain operators of bowling centers in the United States. As of January 31, 1997, it operated a total of 43 bowling centers (18 in Northern California, three in Southern California, 10 in Texas, seven in Wisconsin, three in Oklahoma and one each in Kentucky and Missouri) containing an aggregate of 1,680 lanes. The Company's bowling centers range in size from 24 to 72 lanes. Thirteen centers are located in buildings that are leased from third parties; nine centers are located in buildings that are owned by the Company or its wholly-owned subsidiaries; and 22 are operated by joint ventures which own 21 of the buildings and in which the Company is an 85% owner. The Company's principal executive offices are located at 11171 Sun Center Drive, Suite 120, Rancho Cordova, California 95670. Its telephone number is (916) 852-8005.

  The Company's bowling centers include food and beverage facilities and coin-operated video and other games. The Company operates the beverage facilities in all the bowling centers, each of which sells beer, wine and mixed drinks with the exception of one center which sells only beer and wine. The Company operates the snack bars in all centers except two older centers that lease restaurants to independent operators. Beverage operations are profitable. Profits from food operations are generally minimal; this service is offered primarily for the convenience of bowling patrons. The bowling division receives a percentage of the gross revenues from coin-operated video and other games which are owned by third party vendors or, in the case of the California bowls, by a wholly-owned subsidiary, ARC Games, Inc. Most centers contain pro shops leased to independent operators. The Company does, however, operate the pro shops in nine of its centers and these pro shops generate a modest profit. All of the Company's bowling centers have child care facilities and parking. The Company provides child care for the convenience of bowlers free of charge. The Company's bowling centers have computerized cash receipt control systems to control receipt of funds for all games bowled as well as computer terminals that communicate with the corporate office computer system to further enhance these controls.

  Approximately 61% of the Company's bowling lineage revenues are derived from bowling leagues that enter into league reservation agreements to use a specified number of lanes for a specified time on a weekly, or other periodic basis over the course of a bowling season. The seasons for league play are generally nine months in the winter and three months in the summer. However, shorter "midseason" leagues are also offered throughout the year.

  The Company aggressively markets its primary product, league bowling, through a continuous personal sales program at each of its centers. The Company's sales personnel call on employers and a wide variety of nonprofit organizations, such as churches, social clubs, civic clubs, P.T.A's and fraternal groups, offering them free bowling parties as an inducement to visit the bowling centers, try league bowling and hopefully contract for league bowling. In numerous centers, the Company utilizes full-time direct sales personnel. In addition the Company advertises in all the recognized mass media--radio, television and newspaper--and engages inon-going direct mail marketing programs aimed at specific age and demographic groups.

  The bowling industry is highly competitive on a local basis. Most of the Company's centers compete with a number of individually owned and operated centers. Several of the Company's centers in Southern California, Texas and the Midwest also compete with centers owned by bowling center chains of equivalent or larger size. Further competition for the Company's bowling centers could arise if bowling chains or independent owners construct new bowling facilities in the same areas as the Company's existing centers. To date, the Company has experienced modest competition for acquisition of independently owned bowling centers, but expects that as the industry consolidates, the Company could experience increased competition from other chains.

  The Company has access to bowling equipment from Brunswick Corporation, AMF Bowling, Inc., an affiliate of AMF, and several smaller manufacturers as well as through purchases of used equipment from other bowling centers. The Company maintains a warehouse of used equipment, including wood lanes and automatic pinsetters for replacements and repairs. The restaurant and beverage business also have multiple sources of supply. The Company has not experienced problems or interruptions as a result of inadequate supplies of any type.

  The Company has approximately 1,800 employees in total. With the exception of 17 people at the Company's headquarters, employees are bowling and recreation operations employees and are based in individual bowling centers. The Company maintains a variety of training programs and incentive compensation plans, and believes that relations with its employees are good. The Company has no organized labor agreements.

  Over the past three fiscal years, revenue growth in the Company's bowling business has been attributable to acquisitions, as thirteen bowling centers were added. During the same period, revenue in comparable centers declined 3% per year. The Company believes that the decline in comparable center revenue reflects a nationwide decline in the popularity of bowling. Industry-wide, bowling proprietors have been faced with heightened competition from other entertainment and recreational venues, including the rapidly expanding movie theater industry and formula restaurant chains. Military base closures and anti-smoking legislation continue to impact business, particularly in the Company's California centers. Lastly, the Company believes that league bowling continues to decline due to societal changes including longer work weeks, emphasis on family activities and other factors that have made bowlers less likely to commit to league schedules.

  Foreseeing the pressure on the bowling industry, management embarked upon a plan to test the concept of broadening the Company's operations from one that offers primarily bowling as family entertainment to one that offers a broader menu of recreational activities, with bowling being only one of those alternatives. The objective has been to create a broader base of entertainment attractions that will increase the frequency and revenue per customer per visit. Two test locations were completed in fiscal 1996.

  Ten lanes of the 60-lane Pastimes Center in San Jose, California have been converted to space that contains children's soft-play, redemption games and branded food operations. These activities are targeted to families with young children. Secondly, a 49,000 square foot family entertainment center in Addison, Texas opened in December 1995. This facility, called Fun Fest, features branded food operations, high tech electronic games including virtual reality and laser-tag games, billiards, darts, and other recreational attractions, all designed to attract young adult customers. Fun Fest generated $1.3 million in revenues in its first five and one-half months of operations and has been consistently profitable. The Pastimes concept has been slower to gain consumer acceptance.

  In addition to the two test concepts, the Company also expanded its redemption games, darts and billiards operations in a number of centers and in California converted its vending operations from the use of third party vendors to in-house.

  Based on the preliminary results of the two family entertainment center concepts and on the continued decline in bowling-related revenue, the Company's strategy has been to pursue adding new revenue sources to select bowling centers. These include Pizza Hut Express, redemption games, darts, billiards, themed bars, party rooms, virtual reality games and combinations thereof. As of the date of this Proxy Statement, redemption centers and other new entertainment attractions have already been introduced at a number of centers. This new strategy has begun to change the overall sales mix and profit margins of the Company. Revenue from bowling lineage, which has very little direct cost associated with it, has been steadily declining. Revenue from new entertainment attractions has been increasing but usually carries an associated cost of goods and other direct costs. Consequently, profit margins have been negatively impacted. Although the Company believes that refurbishing and restaging its centers is necessary for revenue enhancement, no assurance can be given that these actions will be successful or that similar or different actions will not be required in the future.

  Prior to the first quarter of fiscal 1996, the Company operated in two business segments: bowling and direct marketing. On August 4, 1995, the Company sold its 62.5 percent interest in The Right Start, Inc., a catalog company and retailer of infants' and children's products that comprised the operations of the direct marketing segment.

PROPERTIES

  The following sets forth the name and address of each bowling center and the number of lanes that it contains. Leased properties and properties owned in partnership with other entities are indicated. All other properties are owned by the Company. With one exception, the Company owns all of the equipment at each center. Leases on the centers, giving the effect of option renewal periods, expire as follows: one in 1999; six from 2000 through 2009; five from 2010 through 2019; and one from 2020 through 2029. The leases provide for minimum and percentage rentals and, in a majority of cases, for the payment of property taxes and insurance by the lessee. With a single exception, the Company's leases with unaffiliated parties do not provide for cost of living adjustments in the lease payments.

SACRAMENTO/
SAN JOAQUIN VALLEY
Mardi Gras Lanes(/1/)
(50 lanes)
4800 Madison Avenue
Sacramento, California

Alpine Valley Bowl
(40 lanes)
2326 Florin Road
Sacramento, California

Birdcage Bowl(/1/)
(40 lanes)
5850 Freeport Blvd.
Sacramento, California

Lane Park Bowl
(40 lanes)
5850 Freeport Blvd.
Sacramento, California

Rocklin Bowl
(40 lanes)
2325 Sierra Meadows Dr.
Rocklin, California

Rodeo lanes/(1)/
(40 lanes)
140 Shaw Avenue
Clovis, California

Sunnyside Lanes/(1)/
(36 lanes)
5693 E. Kings Canyon Rd.
Fresno, California

Visalia Lanes
(40 lanes)
1740 W. Caldwell Ave.
Visalia, California

SAN JOSE

Pastimes/(1)(2)/
(50 lanes)
5420 Thornwood Dr.
San Jose, California

Fiesta Lanes/(1)/
(40 lanes)
1523 West San Carlos
San Jose, California

Saratoga Lanes/(1)/
(32 lanes)
1585 Saratoga Ave.
San Jose, California

Mission Lanes
(40 lanes)
1287 South Park Victoria
Milpitas, California

SAN FRANCISCO BAY AREA

Mel's Southshore Bowl
(40 lanes)
300 Park Street
Alameda, California

Mowry Lanes
(40 lanes)
585 Mowry Avenue
Fremont, California

Pinole Valley lanes/(1)/
(40 lanes)
1580 Pinole Valley Rd.
Pinole, California

Valle Vista Lanes/(1)/
(42 lanes)
3345 Sonoma Blvd.
Vallejo, California

Mel's Redwood Bowl/(5)/
(40 lanes)
2580 El Camino Real
Redwood City, California

19th Avenue Bowl/(1)/
(32 lanes)
1830 South Delaware
San Mateo, California

SOUTHERN CALIFORNIA

Cerritos Lanes/(1)/
(40 lanes)
18811 Camenita Road
Cerritos, California

Friendly Hills Lanes
(32 lanes)
15545 East Whittier Blvd.
Whittier, California

Forest Lanes/(1)/
(40 lanes)
22771 Centre Drive
Lake Forest, California

TEXAS/(3)/

Triangle-Houston
(28 lanes)
650 West Crosstimbers
Houston, Texas

Triangle-Lewisville
(32 lanes)
1398 West Main Street
Lewisville, Texas

Triangle-Irving
(48 lanes)
1717 N. Beltline Road
Irving, Texas

Triangle-Richardson
(40 lanes)
2101 N. Central Expressway
Richardson, Texas

Triangle-DeSoto
(40 lanes)
121 Northgate Drive
DeSoto, Texas

Triangle-Arlington/(2)/
(24 lanes)
1801 E. Lamar Blvd.
Arlington, Texas

Triangle-Midland Park Lanes
(32 lanes)
5320 W. Loop 250 North
Midland, Texas

Fun Fest/(2)/
(30 lanes)
3805 Beltline Road
Addison, Texas

Grove Country Lanes
(32 lanes)
400 South Buckner Road
Dallas, Texas

Jupiter Bowl/(1)/
(24 lanes)
11336 Jupiter Road
Dallas, Texas

KENTUCKY/(4)/

Bowlodrome
(24 lanes)
600 East 14th Street
Owensboro, Kentucky

OKLAHOMA/(4)/

Moore Bowl
(40 lanes)
420 South West 6th St.
Moore, Oklahoma

Sunny Lanes
(24 lanes)
4330 South East 15th St.
Del City, Oklahoma

Windsor Lanes
(40 lanes)
4600 North West 23rd St.
Oklahoma City, Oklahoma

MISSOURI/(4)/

Capital Lanes
(24 lanes)
11611 Hickman Mill Rd.
Kansas City, Missouri

WISCONSIN/(4)/

Bowlero Bowl
(72 lanes)
11737 West Burleigh
Wauwatosa, Wisconsin

West Allis Bowl
(48 lanes)
10901 West Lapham
West Allis, Wisconsin

West Bowl
(48 lanes)
7505 West Oklahoma
Milwaukee, Wisconsin

South Park Bowl
(40 lanes)
305 North Chicago
S. Milwaukee, Wisconsin

Waukesha Bowl
(48 lanes)
901 Northview Road
Waukesha, Wisconsin

Regency Lanes
(60 lanes)
6014 North 76th Street
Milwaukee, Wisconsin

Bowl Aire Lanes
(32 lanes)
2547 Park Avenue
Beloit, Wisconsin

--------
(1) Leased Property.
(2) Family Entertainment Center.
(3) The bowling centers in Texas are owned and operated by Triangle Bowl Associates in which the Company has an 85% interest.
(4) The bowling centers in these states are owned and operated by partnerships in which the Company owns an 85% interest.
(5) The bowling center is owned by the Company, but the land is leased.

  The Company's non-bowl real estate consists of the following: three vacant lots located in Visalia, California, in Sacramento, California, and in Rocklin, California (which is 87.5% owned by the Company in a partnership with a non-affiliate of the Company, Fang, Eatough, and Borges, a Northern California architecture and planning firm); two office buildings located in Rancho Cordova, California and in Sacramento, California; a restaurant located adjacent to the Lewisville, Texas Triangle Bowl; and a parking lot located in Oakland, California, owned 60% by the Company in a partnership with Bernal Investments, Inc., a Northern California real estate contractor and not an affiliate of the Company.

LEGAL PROCEEDINGS

  The Company is normally engaged in a number of cases of ordinary and routine litigation incidental to its business, substantially all of which actions involve personal injuries, minor wage disputes, or workers' compensation claims, and occasional landlord-tenant disputes. Substantially all of the claims under such routine litigation are covered by insurance or adequate reserves, and most such cases are being defended by an insurance carrier at no direct cost to the Company.

  The Company is not engaged in any significant litigation, nor is it aware of any significant claims or threatened litigation as of March 21, 1997.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for the periods ended May 25, 1994, May 31, 1995 and May 29, 1996 and as of May 31, 1995 and May 29, 1996
have been derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants, included elsewhere in this Proxy Statement. The following selected financial data for the periods ended May 27, 1992 and May 28, 1993 and as of May 27, 1992, May 25, 1993 and May 25, 1994 have been derived from the consolidated financial statements of the Company which have been audited but are not contained herein. The selected consolidated financial data at November 29, 1995 and November 27, 1996 and for the six months ended November 29, 1995 and November 27, 1996 are derived from unaudited financial statements which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Interim operating results for the twenty-six weeks ended November 27, 1996 are not necessarily the results that may be expected for the entire year ending May 28, 1997.

                                TWENTY-
                            SIX WEEKS ENDED                 FISCAL YEAR ENDED
                          --------------------   -------------------------------------------
DOLLARS IN THOUSANDS,      NOV. 27,   NOV. 29,   MAY 29,  MAY 31,  MAY 25,  MAY 26,  MAY 27,
EXCEPT PER SHARE AMOUNTS     1996       1995      1996     1995     1994     1993     1992
------------------------  ----------- --------   -------  -------  -------  -------  -------
                          (UNAUDITED)
Operating revenue.......    $21,043   $20,300    $46,080  $45,694  $41,196  $38,783  $37,868
Net income (loss):
 Continuing operations..        (11)     (271)       738    1,566    1,904    1,364    1,358
 Property transactions..          0         0        173    1,361     (127)    (178)     908
 Discontinued
  operations............        360     2,035      2,035   (1,316)     112      655      720
                            -------   -------    -------  -------  -------  -------  -------
                                349     1,764      2,946    1,611    1,889    1,841    2,986
Net income from
 continuing operations
 as a percent of
 operating revenue......      (0.1%)     (1.3%)      1.6%     3.4%     4.6%     3.5%     3.6%
Earnings (Loss) per
 share:
 Continuing operations..    $   .00   ($  .05)   $   .15  $   .31  $   .38  $   .27  $   .27
 Property transactions..        .00       .00        .03      .27     (.02)    (.03)     .18
 Discontinued
  operations............        .08       .46        .46     (.26)     .02      .14      .15
                            -------   -------    -------  -------  -------  -------  -------
                            $   .08   $   .41    $   .64  $   .32  $   .38  $   .38  $   .60
                            -------   -------    -------  -------  -------  -------  -------
Cash dividends per
 share..................    $   .13   $  .125      .2525    .2425     .225     .205     .185
Shareholders' equity per
 share..................       6.12      6.14       6.18     5.87     5.77     5.56     5.36
Return on equity........        1.2%      6.6%        11%       5%       7%       7%      12%
Total assets............     71,385    75,276     72,131   76,925   73,439   70,020   65,932
Long-term debt and
 capital leases
 (includes current
 maturities)............     27,224    26,006     27,990   30,800   31,315   30,516   28,822

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

YEARS ENDED MAY 29, 1996, MAY 31, 1995, AND MAY 25, 1994

  For an understanding of the significant factors that influenced the Company's performance during the past three fiscal years, this discussion and analysis should be read in conjunction with the consolidated financial statements. See "Financial Statements."

  The Company's operating revenue increased 1% in 1996 and 11% in 1995 due to acquisitions. Revenue from comparable operating units declined in both years. Net income from continuing operations, which totaled $911,000 in 1996, $2,927,000 in 1995 and $1,777,000 in 1994, was significantly impacted each year by non-operating transactions. These transactions and operating results are discussed below.

  Bowling revenue increased 1% in 1996 and 12% in 1995 due to acquisitions. In addition, 1995 was a 53 week fiscal year, whereas 1996 and 1994 each comprised 52 weeks. 1996 additions included the construction of the Fun Fest family entertainment center in Addison, Texas and the acquisition of a 32-lane center in Beloit, Wisconsin. Six bowling centers comprising most of the former Red Carpet chain in Milwaukee, Wisconsin were acquired in the second quarter of 1995. These centers aggregated 316 lanes.

  Comparable center revenue declined nearly 5% in 1996 and 1% in 1995. The comparable center declines were 3% in both years when the impact of the 53rd week in fiscal 1995 is eliminated. Revenue from bowling lineage comprised 55% of total revenue in 1996, 57% in 1995, and 58% in 1994. For comparable centers, 1996 lineage revenues were down 5% when the 53rd week is eliminated. This decline was a combination of a 4% price increase which was offset by a nearly 9% decline in volume. In 1995, a 2% price decrease combined with a 1% decline in bowler traffic to produce a 3% decrease in lineage revenue. With the decline in bowler traffic both years, ancillary revenue from beverage, food, video games and other sources were also impacted. Consequently, total revenue per lane bed was $28,200 in 1996, $30,200 in 1995, and $31,000 in
1994. These numbers also reflect the 1995 purchase of the Red Carpet centers which have much lower revenue per lane bed results than the Company's historical average but were acquired for their opportunity for growth.

  Operating income in 1996 declined 28% overall and 32% for comparable centers. Operating income in 1995 was even with 1994 levels as operating income from newly acquired centers was offset by a 15% decline in profitability for comparable centers. For both periods, the decline in profitability was principally due to the overall drop in revenue which was so pronounced in certain centers due to the factors discussed above that cost controls could not mitigate the loss of revenue. Such cost control efforts focused primarily on payroll and cost of goods sold. Additionally, in 1996 the introduction of new non-bowling activities added new revenues but at a lower margin than traditional bowling activities.

  Operating income in fiscal 1996 included a $134,000 pre-tax charge for the restructuring of the California bowling division which includes 21 centers. The reorganization eliminated a layer of management that was expected to result in an effective management and less costly corporate expense.

  Other operating activities include the Company's non-bowling real estate activities. The decline in "Other" revenue and operating income in 1996 and 1995 relates primarily to the sale of certain commercial real estate. It is the Company's policy to strategically sell its non-bowling real estate and redeploy the proceeds to operating activities. Gains and losses on the disposition of such assets have been recognized in 1996, 1995 and 1994 and are described in Note 3 to the consolidated financial statements, included in this proxy statement.

  Corporate expense includes the costs of the corporate office and staff, shareholder relations, directors' fees, professional and consulting fees, and other costs not allocable to bowling. Corporate expense decreased 4% in 1996 and increased 14% in 1995 primarily due to the costs of investment banking and related services incurred in connection with an unsolicited offer for the acquisition of the Company in 1995.

DISCONTINUED OPERATIONS

  Discontinued operations include the operations and gain on sale of the Company's majority interest in Right Start, a catalog company and retailer of infants' and children's products. During the first quarter of fiscal 1996, the Company sold its 62.5% ownership in Right Start for $11,811,000 in cash plus an option to repurchase Right Start stock and recorded a $2,251,000 after-tax gain, equal to $.45 per share. In connection with the transaction, the Company had agreed to reimburse Right Start up to $680,000 should it be unable to sustain ordinary loss treatment for its deferred loss tax carry-forward and it have sufficient taxable income in or before its fiscal year 2000. During the first quarter of fiscal 1997, the Company received a favorable ruling from the IRS allowing it to reverse the reserve established for the reimbursement agreement at the time of the sale. This resulted in a $360,000 or $.08 per share, increase in the gain on sale which has been reported in discontinued operations. As noted above, the Company sold the option during the Company's first fiscal 1997 quarter for $800,000 in cash.

THREE MONTHS ENDED NOVEMBER 27, 1996, AND NOVEMBER 29, 1995

  Revenue for the second quarter of fiscal 1997 increased nearly 5% to $12.0 million from $11.5 million while income from continuing operations declined to $308,000, or $.07 per share, from $383,000, or $.08 per share.

  The overall increase in revenue for the quarter was attributable to acquisitions and new revenue attractions. The Company's new Bowl Aire Center in Wisconsin, the new Fun Fest family entertainment center ("FEC") in Texas and other FEC-type attractions installed at existing locations produced a total of over $1.0 million in revenue and contributed $122,000 in incremental operating income.

  Revenue for comparable centers and comparable bowling operations declined $442,000, or 4%. $80,000 of the decline was attributable to the Company's Arlington, Texas center where 24 bowling lanes have been removed and construction is underway to convert it to a Fun Fest FEC. The balance of the decrease was due to a decline in bowler traffic which contributed to a 4% drop in the volume of games bowled which led to a similar decrease in bowling lineage revenue. Ancillary revenue sources such as beverage and food declined 3% and 2%, respectively from the decrease in bowler traffic.

  Operating income for the second quarter of fiscal 1997 increased slightly to $1,154,000 from $1,140,000. This was due to the incremental operating income generated by new locations and new revenue attractions as discussed above. These increases were partially offset by a decline in operating income from comparable centers due to the drop in revenue at these centers. However, the impact of the decline in revenue on operating income was partially mitigated by a reduction in operating costs for comparable center operations. The primary focus for cost reductions was centered on payroll and cost of goods sold, which accounted for a 2.1% cut in payroll costs and a 2.3% cut in the cost of goods sold on comparable centers in the first quarter. In addition, operating expenses and repair costs were tightened providing additional savings of 6.8% and 6.9% respectively over last year's first quarter expenditure levels. Special attention was given to general and administrative costs which declined by 6.0% over comparable first quarter levels.

  Second quarter interest expense increased to $649,000 from $626,000 due primarily to additional debt incurred to finance the Bowl Aire acquisition and construction of the first Fun Fest. These increases were partially offset by reductions in interest expense due to $2.6 million in debt that was retired during last year's fourth quarter in connection with the sale of a commercial real estate project. Interest and other income declined to $76,000 from $193,000 because last year's numbers reflect the short-term investment of some of the proceeds from the sale of the Company's majority interest in The Right Start, Inc. ("Right Start") (see "Discontinued Operations" below).

SIX MONTHS ENDED NOVEMBER 27, 1996, AND NOVEMBER 29, 1995

  Revenue for the six months ended November 27, 1996 rose almost 4% to $21.0 million from $20.3 million. The net loss from continuing operations for the same period improved to ($11,000), or $.00 per share, from ($271,000), or ($.05) per share. However, during this year's six month period an option to repurchase

400,000 shares of Right Start's common stock was sold for $800,000 in cash, resulting in an after-tax gain of $480,000, or $.10 per share. The option had been retained after last year's first quarter sale of Right Start and contained exercise prices ranging from $3.60 to $6.00 over a seven year period. The option was sold when Right Start's common stock was trading at $6 3/8.

  As was the case with the results for the second quarter, the overall increase in revenue was attributable to acquisitions and new revenue attractions. These new revenue sources contributed over $2.0 million in new revenue and nearly $250,000 in incremental operating income. Revenue for comparable centers was off almost 6% for the period due to the decline in bowler traffic. Ancillary revenue sources were down correspondingly. Beverage sales were down 4% and food sales were down slightly less than 4%.

  Operating income for the six month period declined from $608,000 last year to $299,000 this year. Incremental operating income from new revenue sources was not sufficient to offset the decline in comparable center, comparable operations revenue. However, some of the comparable center revenue decline was offset by cost reductions. These cost reductions, which were implemented in the first quarter and carried on throughout the second quarter of fiscal 1997, were aimed at reducing comparable center payrolls and cost of goods sold. For the six months ended November 27, 1996, these reductions amounted to 2.3% in payroll and 2.7% in cost of goods sold. Additionally, savings of 7% were realized in operating expenses and savings of 7.4% were achieved in repairs. General and administrative expenses were reduced 15.6% for the six months over comparable centers last year.

  Interest expense was reduced from $1,375,000 last year to $1,295,000 this year for the period. Increases in interest expense due to additional debt incurred to finance the Bowl Aire acquisition and Fun Fest construction were offset by the reduction in interest associated with the repayment of certain debt upon the sale of a commercial real estate project as discussed above and last year's prepayment at the beginning of the second quarter of approximately $2.5 million in debt using a portion of the proceeds from the sale of Right Start. Some of the Right Start proceeds were invested on a short-term basis during last year's six month period which contributed to a decline in interest income from $319,000 last year to $173,000 this year.

LIQUIDITY AND CAPITAL RESOURCES

  Cash generated from continuing operations was $4,374,000 in 1996 after adding back $4,679,000 in taxes paid on the gain on sale of Right Start. Financing activities included repayment of $8,827,000 in long-term debt, new long-term debt totaling $6,017,000 to finance acquisitions and other capital expenditures, payment of $1,236,000 in dividends to shareholders, and the repurchase of $2,928,000 (net of stock issued for stock operations) of the Company's common stock in connection with a stock repurchase plan previously authorized by the Board of Directors. Between October 1995 and December 31, 1996, the Company had repurchased 499,530 shares, representing nearly 10% of its common stock outstanding when the plan was approved. The total cost of the reacquired shares was $3,337,000. The repurchased shares were retired by the Company and not held as treasury shares. The plan expired December 31, 1996.

  Investing activities included the receipt of $7,132,000 (net of $4,679,000 in taxes) in connection with the sale of the Company's discontinued operations, receipt of $2,840,000 in proceeds form the sale of commercial real estate and bowling equipment, and capital expenditures totaling $8,254,000.

  At November 27, 1996, the Company had $10,168,000 available under an unused bank commitment. Advances can be used to acquire, construct or refurbish bowling centers or to acquire other compatible recreation businesses and would bear interest at the prime rate plus .75%. The Company also maintains various line-of-credit arrangements to augment seasonal shortfalls in working capital. At November 27, 1996, there were no advances outstanding under the Company's $2,000,000 outstanding line-of-credit. Advances under this line would bear interest at the prime rate plus 1%. The Company's long-term debt at November 27, 1996, totaled $27,224,000.

  The Company has paid quarterly cash dividends for 28 consecutive years. Cash dividends for 1996 of $.2525 per share represent a 4% increase of 1995's dividend which was up 8% over 1994's dividend.

  While the Company has adequate credit lines in place for both its short term cash needs and long term cash needs, currently, cash from operations has not provided adequate cash resources to fulfill the growth plans the Company is undertaking. In addition, the Company has a history of selling off non-bowling real estate and other non-operating assets to supplement its cash needs for operating purposes. The Company believes its resources will permit it to continue with its strategy of periodically acquiring bowling centers and converting a limited number of is facilities to its Family Entertainment Concept.

  At November 27, 1996, the Company had several major capital outlay plans in various stages of progress which included major remodeling projects at a number of bowling centers as well as the conversion of the Arlington, Texas bowling center into a Fun Fest family entertainment facility. These projects are either currently financed or for those projects not yet started, the Company would be able to cancel them in the event adequate funds were unavailable. There are no unfunded capital commitments.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table set forth certain information regarding the beneficial ownership of Common Stock of the Company as of February 28, 1997 as to (i) each person known by management to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers paid in excess of $100,000 in fiscal 1996 and (iv) all directors and executive officers of the Company as a group:

                                     AMOUNT AND NATURE      PERCENTAGE OF CLASS
              NAME                OF BENEFICIAL OWNERSHIP   BENEFICIALLY OWNED
              ----                -----------------------   -------------------
American Recreation Centers,
 Inc.
Employee Stock Ownership Plan
 (ESOP).........................          742,604(/1/)             15.56%
P.O. Box 580
Rancho Cordova, CA 95741

David L. Babson & Company, Inc..          640,100                  13.42%
One Memorial Drive
Cambridge, MA 02142-300

Robert A. Crist.................          134,095(/2/)(/3/)         2.81%
Chairman of the Board, Chief
 Executive Officer and President

Karen B. Wagner.................           73,206(/2/)(/3/)         1.51%
Chief Financial Officer and Vice
 President/Treasurer

Stephen R. Chanecka.............           16,350(/2/)                 *
Director

Stanley B. Schneider............           16,250(/2/)                 *
Director

Stewart Bloom...................            9,500(/2/)                 *
Director

Bruce Feuchter..................            5,000(/2/)                 *
Director

All of the Company's Directors
 and Officers as a group........          254,401(/2/)(/3/)         5.33%
 (6 persons)

--------
* Less than 1%.

(/1/)The Trustee of the ESOP holds these shares for the participants in the ESOP pursuant to the Plan. The trustee has no beneficial interest in these shares, as such. Shares held in the ESOP for officers are included in individual totals and in the ESOP totals.

(/2/)Includes vested options for the purchase of common stock as follows:
    Robert A. Crist, 85,000; Karen B. Wagner, 55,000; Stephen R. Chanecka, 5,000; Stanley B. Schneider, 5,000; Stewart Bloom, 5,000; and Bruce Feuchter, 5,000. However, upon consummation of the Merger, the vesting of the options of the above holders will accelerate so that at the Effective Time, the above holders will own the following number of vested options:
    Robert A. Crist, 205,000; Karen B. Wagner, 125,000; Stephen R. Chanecka, 30,000; Stanley B. Schneider, 30,000; Stewart Bloom, 30,000; and Bruce Feuchter 13,000.

(/3/)Includes shares beneficially owned in the Employee Stock Ownership Plan and Employee Stock Purchase Plan.

                           EXPENSES OF SOLICITATION

  The total costs of this solicitation, including the fees and costs of MacKenzie Partners, Inc., which total costs are currently estimated to be $45,000, will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of the Common Stock entitled to vote at the Special Meeting, and such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company by personal interviews, telephone, telegraph and facsimile.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY AS OF THE CLOSE OF BUSINESS ON MARCH 3, 1997. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT P.O. BOX 580, RANCHO CORDOVA, CALIFORNIA 95741.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Assuming that the Merger is approved and completed, no proxies will be solicited for the Company's 1997 Annual Meeting. If the Merger is not approved and completed, a proposal by a shareholder intended to be presented at the 1997 Annual Meeting must be received by the Company at its principal executive offices by May 25, 1997, to be included in the Proxy Statement for that Meeting, and all other conditions for such inclusion must be satisfied.

                                    EXPERTS

  The consolidated balance sheets of the Company as of May 29, 1996, and May 31, 1995, and the consolidated statements of income, retained earnings, and cash flows of the Company for each of the three years in the period ended May 29, 1996, included in this Proxy Statement, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. No representative of Price Waterhouse LLP is expected to be present at the Special Meeting.

                                OTHER BUSINESS

  The Board of Directors does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. No other matters may be brought before the Special Meeting in accordance with California law.

                                          By Order of the Board of Directors
                                          AMERICAN RECREATION CENTERS, INC.

                                          /s/ ROBERT A CRIST
                                          Robert A. Crist
                                          Chairman of the Board

Rancho Cordova, California
March 26, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of American Recreation Centers,
Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income and retained earnings and of cash flows appearing on the following pages of this proxy statement present fairly, in all material respects, the financial position of American Recreation Centers, Inc. and its subsidiaries at May 29, 1996 and May 31, 1995 and the results of their operations and their cash flows for each of the three years in the period ended May 29, 1996, in conformity with generally accepted accounting auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Sacramento, California
July 22, 1996

                      CONSOLIDATED FINANCIAL STATEMENTS OF
               AMERICAN RECREATION CENTERS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                               NOVEMBER 27, MAY 29,   MAY 31,
DOLLARS IN THOUSANDS                               1996       1996      1995
--------------------                           ------------ --------  --------
                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and equivalents.........................   $  3,553   $  3,489  $  4,508
 Accounts and notes receivable................        765        810       274
 Inventories..................................        653        609       510
 Current deferred income tax benefits.........        520        520       --
 Other current assets.........................       1254      1,327     1,510
 Net investment in discontinued operations....        --         --      6,683
                                                 --------   --------  --------
  Total current assets........................      6,745      6,755    13,485
                                                 --------   --------  --------
Property, equipment and leaseholds, at cost:
 Land and buildings...........................     41,636     41,965    40,466
 Machinery and equipment......................     38,517     37,777    34,922
 Leaseholds and leasehold improvements........      8,913      8,532     7,201
 Construction in progress.....................        --         --        892
                                                 --------   --------  --------
                                                   89,066     88,274    83,481
 Less--Accumulated depreciation and
  amortization................................    (30,194)   (28,572)  (26,018)
                                                 --------   --------  --------
                                                   58,872     59,702    57,463
                                                 --------   --------  --------
Other assets..................................      5,768      5,674     5,977
                                                 --------   --------  --------
                                                 $ 71,385   $ 72,131  $ 76,925
                                                 ========   ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses........   $  5,578   $  4,952  $  4,191
 Short-term borrowings........................        300        --        --
 Current maturities of long-term debt and
  capital leases..............................      1,764      1,796     2,053
 Accrued salaries and related expenses........        998      1,182       987
 Current deferred taxes.......................        --         --      2,311
                                                 --------   --------  --------
  Total current liabilities...................      8,640      7,930     9,542
                                                 --------   --------  --------
Long-term debt and capital leases.............     25,460     26,194    28,747
                                                 --------   --------  --------
Income taxes deferred to future years.........      7,209      7,209     7,233
                                                 --------   --------  --------
Minority interests............................      1,849      2,060     1,732
                                                 ========   ========  ========
Shareholders' equity:
Common stock:
 Authorized--21,484,375 shares
 Issued and outstanding--November 27, 1996,
  4,611,287, May 29, 1996, 4,647,899 shares;
  1995, 5,054,259 shares......................      9,584      9,845    12,773
Preferred stock:
 Authorized--5,000,000 shares
 Issued and outstanding--None
Retained earnings.............................     18,643     18,893    16,898
                                                 --------   --------  --------
 Total shareholders' equity...................     28,227     28,738    29,671
                                                 --------   --------  --------
Commitments and contingencies ................   $ 71,385   $ 72,131  $ 76,925
                                                 ========   ========  ========

          See accompanying notes to consolidated financial statements.

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS

                                         TWENTY-
                                     SIX WEEKS ENDED       FISCAL YEAR ENDED
                                    ------------------  -------------------------
DOLLARS IN THOUSANDS, EXCEPT PER    NOV. 27,  NOV. 29,  MAY 29,  MAY 31,  MAY 25,
SHARE AMOUNTS                         1996      1995     1996     1995     1994
--------------------------------    --------  --------  -------  -------  -------
                                       (UNAUDITED)
Operating revenue:
 Bowling..........................  $20,719   $19,859   $45,222  $44,687  $39,690
 Other............................      324       441       858    1,007    1,506
                                    -------   -------   -------  -------  -------
                                     21,043    20,300    46,080   45,694   41,196
                                    -------   -------   -------  -------  -------
Operating, general and
 administrative expense:
 Bowling..........................   20,035    18,824    40,777   38,505   33,540
 Other............................      218       292       550      535      770
 Corporate........................      491       516     1,094    1,141    1,002
                                    -------   -------   -------  -------  -------
                                     20,744    19,692    42,421   40,181   35,312
                                    -------   -------   -------  -------  -------
Operating income (loss):
 Bowling..........................      684       975     4,445    6,182    6,150
 Other............................      106       149       308      472      736
 Corporate........................     (491)     (516)   (1,094)  (1,141)  (1,002)
                                    -------   -------   -------  -------  -------
OPERATING INCOME..................      299       608     3,659    5,513    5,884
 Interest expense.................   (1,295)   (1,375)   (2,677)  (2,984)  (2,759)
 Interest and other income........      173       319       584      331      242
 Gain (Loss) on property
  transactions, net...............      --        --        411    2,483     (509)
 Gain on sale of stock option.....      800       --        --       --       --
 Gain on sale of subsidiary's
  stock...........................      --        --        --       --       297
                                    -------   -------   -------  -------  -------
  taxes and minority interests....      (23)     (448)    1,977    5,343    3,155
 Provision for income taxes.......       (2)      179      (705)  (1,867)  (1,102)
 Minority interests...............       14        (2)     (361)    (549)    (276)
                                    -------   -------   -------  -------  -------
INCOME FROM CONTINUING OPERATIONS.      (11)     (271)      911    2,927    1,777
Discontinued operations:
 Gain on sale of investment in The
  Right Start, Inc., net of
  applicable income taxes of $320
  of $1,568 and $1,568............      360     2,251     2,251      --       --
 Income (Loss) from operations of
  The Right Start, Inc., net of
  applicable income taxes of $49,
  $49, ($1,254) and $102..........      --         54        54   (1,316)     112
                                    -------   -------   -------  -------  -------
NET INCOME........................      349     2,034     3,216    1,611    1,889
Retained earnings, beginning of
 period...........................   18,893    16,898    16,898   16,494   15,678
Cash dividends ($.065, $.0625,
 $.2525, $.2425 and
 $.225 per share).................     (599)     (630)   (1,236)  (1,220)  (1,116)
Income tax benefits...............      --        --         15       13       43
                                    -------   -------   -------  -------  -------
Retained earnings, end of year....  $18,643   $18,302   $18,893  $16,898  $16,494
                                    =======   =======   =======  =======  =======
Earnings per share:
 Continuing operations............  $   .00   ($  .01)  $   .18  $   .58  $   .36
 Discontinued operations..........      .08       .46       .46     (.26)     .02
                                    -------   -------   -------  -------  -------
                                    $   .08   $   .41   $   .64  $   .32  $   .38
                                    =======   =======   =======  =======  =======

          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                  TWENTY-
                              SIX WEEKS ENDED        FISCAL YEAR ENDED
                            --------------------  --------------------------
DOLLARS IN THOUSANDS,        NOV. 27,   NOV. 29,  MAY 29,  MAY 31,   MAY 25,
EXCEPT PER SHARE AMOUNTS       1996       1995     1996      1995     1994
------------------------    ----------- --------  -------  --------  -------
                            (UNAUDITED)
Cash Flows from Operating
 Activities:
 Net income...............    $   349   $ 2,034   $ 3,216  $  1,611  $ 1,889
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
 Depreciation and
  amortization............      1,907     1,813     3,662     3,390    3,137
 (Income) Loss from
  discontinued operations.       (360)   (2,305)   (2,305)    1,316     (112)
 Gain on sale of
  subsidiary's stock......        --        --        --        --      (297)
 (Gain) Loss from property
  transactions............        --        --       (411)   (2,483)     509
 Gain on sale of stock
  option..................       (800)      --        --        --       --
 Results attributed to
  minority interests......        (14)        2       361       549      276
 (Decrease) Increase in
  deferred income taxes...        --        --     (3,406)    2,193    1,132
 Decrease (Increase) in
  accounts receivable.....         45         9       104       180      227
 Decrease (Increase) in
  inventories.............        (44)      (60)      (99)     (119)     (48)
 Decrease (Increase) in
  other current assets....         73       127       183      (371)     235
 (Decrease) Increase in
  accounts payable and
  accrued expenses........        802    (2,742)   (1,610)    1,898     (608)
                              -------   -------   -------  --------  -------
 Net cash (used in) from
  operations..............      1,958    (1,122)     (305)    7,164    6,340
                              -------   -------   -------  --------  -------
Cash Flows from (used in)
 Investing Activities:
 Proceeds from sale of
  subsidiary's stock......        --     11,811    11,811       --       425
 Gain on sale of stock
  option..................        800       --        --        --       --
 Expenditures for
  property, equipment and
  leaseholds..............     (1,023)   (3,829)   (8,254)  (12,866)  (5,757)
 Proceeds from sale of
  property and equipment..        --        --      2,840     8,479      --
 Payments received on loan
  to ESOP.................        --        --        --         54      239
 Other....................       (345)       (2)     (137)       31     (215)
                              -------   -------   -------  --------  -------
Net cash from (used in)
 investing activities.....       (568)    7,980     6,260    (4,302)  (5,308)
                              -------   -------   -------  --------  -------
Cash Flows from (used in)
 Financing Activities:
 Short term borrowings....        300      (415)      --        --       --
 Issuance of long-term
  debt....................        --      2,200     6,017    11,401    5,755
 Repayment of long-term
  debt....................       (766)   (4,856)   (8,827)  (12,381)  (5,091)
 Dividends to
  shareholders............       (599)     (630)   (1,236)   (1,220)  (1,116)
 (Retirement) Issuance of
  common stock............       (261)      (64)   (2,928)      333      655
                              -------   -------   -------  --------  -------
  Net cash (used in) from
   financing activities...     (1,326)   (3,765)   (6,974)   (1,867)     203
                              -------   -------   -------  --------  -------
Net (decrease) increase in
 cash and equivalents.....         64     3,093    (1,019)      995    1,235
Cash and equivalents at
 beginning of year........      3,489     4,508     4,508     3,513    2,278
                              -------   -------   -------  --------  -------
Cash and equivalents at
 end of year..............    $ 3,553   $ 7,601   $ 3,489  $  4,508  $ 3,513
                              =======   =======   =======  ========  =======
Supplementary schedule of
 noncash investing and
 financing activities:
 Assets received in lieu
  of payment of note
  receivable..............                                           $   465
 Note receivable as
  partial payment for real
  property sold...........                                 $    650
 Stock issued and retired
  in connection with
  exercise of stock
  options.................                        $   525

          See accompanying notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  American Recreation Centers, Inc. and its subsidiaries (the Company) operate bowling centers in California, Texas, Wisconsin, Kentucky, Missouri and Oklahoma. The Company's non-California bowling centers are owned and operated by three 85 percent owned partnerships; Triangle Bowl Associates, Mid-America Associates and American Red Carpet. The accompanying financial statements include the accounts of American Recreation Centers, Inc., its wholly and majority-owned corporate subsidiaries and general partnerships in which the Company has controlling financial interests.

  Discontinued operations include the operations and gain on sale of the Company's majority interest in The Right Start, Inc. (Right Start), a catalog company and retailer of infants' and children's products. Significant data related to discontinued operations is disclosed in Note 2.

  Certain financial statement reclassifications of 1995 or 1994 amounts have been made for comparative purposes.

  There have been no changes in the Company's significant accounting policies as set forth in the Company's 1996 annual report. These unaudited financial statements as of November 27, 1996 and for the three and six month periods ended November 27, 1996 and November 29, 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

  A summary of the accounting principles and practices used in the preparation of the consolidated financial statements follows.

  Financial Statement Presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fiscal Year. The Company's fiscal year is a fifty-two week or fifty-three week period ending on the last Wednesday in May. Fiscal years 1996 and 1994 each comprised 52 weeks. Fiscal year 1995 comprised 53 weeks.

  Earnings Per Share of Common Stock. Earnings per share is computed on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Average shares outstanding were 4,968,484, 5,020,649 and 4,940,461 in 1996, 1995 and 1994. Common stock equivalents include the Company's stock options. Common stock equivalents in the aggregate are not dilutive and, accordingly, are excluded from the computations of earnings per share.

  Cash and Equivalents. Cash equivalents include certificates of deposit, money market accounts, and demand deposits all of which have original maturities of three months or less.

  Inventories. Inventories consist of products purchased for resale and are stated at the lower of cost, determined on a first-in, first-out basis, or market value.

  Property, Equipment and Leaseholds. Additions, major renewals and betterments are included in the asset accounts at cost. Maintenance, repairs and minor renewals are charged to operations when incurred. Generally, depreciation for financial statement purposes is computed using the straight-line method over the estimated useful life of the asset. Accelerated methods are used for income tax purposes. The estimated lives of the assets for financial statement purposes are as follows: building, 25-40 years; equipment, 3-25 years; and leaseholds and leasehold improvements, 10 years or life of lease. The costs and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts. Gains and losses from disposals are included in operations.

  Sale of Stock by Subsidiaries. Upon the sale of stock by its corporate subsidiaries, the Company has elected to reflect in its consolidated income statement the difference between the book value of its interest in such subsidiaries after the sale of stock, and the book value of its interest in such subsidiaries prior to the sale of stock.

  Income Taxes. The Company accounts for income taxes using an asset and liability approach under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

NOTE 2--DISCONTINUED OPERATIONS:

  During fiscal 1996, the Company sold its 62.5% in Right Start to an investment group led by Kayne, Anderson Investment Management Inc. for $11,811,000 cash plus an option to repurchase 400,000 shares of Right Start's common stock at exercise prices ranging from $3.30 to $6.00 over a seven year period. The Company recorded a $2,251,000 after-tax gain, equal to $.45 per share, in the first quarter of fiscal 1996. In connection with the transaction, the Company had agreed to reimburse Right Start up to $680,000 should it be unable to sustain ordinary loss treatment for its deferred tax loss carryforward and it have sufficient taxable income in or before its fiscal year 2000. During the first quarter of fiscal 1997 the Company received a favorable ruling from the IRS allowing ARC to reverse the reserve established for the agreement at the time of the sale. This resulted in a $360,000 increase in the gain on sale which has been reported in discontinued operations.

  The Company's share of Right Start's results of operations up to the date of sale, is included in the consolidated statement of income as discontinued operations. Income (Loss) from operations of Right Start, net of applicable income taxes, is summarized as follows:

     DOLLARS IN THOUSANDS                              1996    1995     1994
     --------------------                             ------  -------  -------
     Revenue......................................... $7,830  $45,741  $50,515
                                                      ------  -------  -------
     Operating income (loss).........................    118   (1,659)    2204
     Interest and other income and expense, net......     16       43       54
     Loss on sale of Children's Wear Digest..........    --    (1,744)     --
                                                      ------  -------  -------
     Income (loss) from operations of Right Start
      before income taxes and minority interest......    134   (3,360)     278
     Income taxes....................................    (49)   1,254     (102)
     Minority interest...............................    (31)     790      (64)
                                                      ------  -------  -------
                                                      $   54  $(1,316) $   112
                                                      ======  =======  =======

NOTE 3--ACQUISITIONS AND DISPOSITIONS AND SALES OF SUBSIDIARY'S STOCK:

  1997. During the first quarter of fiscal 1997 the Company sold its option to repurchase up to 400,000 shares of Right Start common stock for $800,000 cash, resulting in an after-tax gain of $480,000, equal to $.10 per share.

  1996. In 1996's fourth quarter, the Company's seventy percent owned Union Square Associates partnership sold its commercial real estate holdings in Union City, California for $2,580,000. A pre-tax, pre-minority interest gain of $411,000 was realized on the sale.

                          AMERICAN RECREATION CENTERS

  During the fourth quarter of 1996, the American Red Carpet joint venture acquired the land, building and equipment of a 32-lane bowling center in Beloit, Wisconsin for $1,400,000.

  1995. During the first quarter of 1995, the Company's 90 percent owned partnership, sold its Budget Mini-Storage facility in Milpitas, California for $3,600,000. Proceeds were used to retire long-term debt of $2,487,000 and to acquire bowling centers in Milwaukee, Wisconsin (see below). A pre-tax, pre-minority interest gain of $2,007,000 was recorded on the sale. The sale of the Budget Mini-Storage and the acquisition of the Milwaukee centers was accounted for as a like-kind exchange for income tax purposes.

  In the second quarter, the Company formed the American Red Carpet joint venture to acquire substantially all of the Red Carpet bowling chain in Milwaukee, Wisconsin. The $8,000,000 purchase price included the land. buildings and equipment of six bowling centers totaling 316 lanes. 1995 acquisitions also included the purchase of the $700,000 Fun Fest building site in Addison, Texas by Triangle Bowl Associates.

  In the third quarter of 1995, the Company sold the land and building housing its 60-lane bowling center in San Pablo, California for $2,500,000. Proceeds were used to retire $1,768,000 in long-term debt. A pre-tax gain of $533,000 was recognized on the sale which will be deferred for income tax purposes provided the Company reinvests the proceeds from the sale in similar assets within three years.

  1994. During the first quarter of 1994, the Company sold 63,000 shares of The Right Start, Inc.'s common stock for a pre-tax gain of $297,000. Cash proceeds totaled $425,000. The sale reduced the Company's ownership in Right Start from 63.5 percent to 62.5 percent.

  1994 acquisitions included the purchase by Triangle Bowl Associates of a 32-lane bowling center in Midland, Texas for $600,000. The purchase included a ten year lease on the land and building with a stated option price exercisable anytime during the ten years. The purchase option for $1,000,000 was exercised during the third quarter of 1995. Mid-America Associates acquired a 24-lane center in Kansas City, Missouri and two 40-lane centers in Oklahoma City, Oklahoma. The total purchase price for all three centers, which included land and buildings, was approximately $3,400,000.

  During the fourth quarter of 1994, a $398,000 pre-tax charge was recorded in anticipation of the pending sale of a real estate investment in Oakland, California. The sale was completed during the second quarter of 1995.

  Subsequent to year-end, the Company repossessed the operating assets of a 36-lane bowling center in Fresno, California in lieu of payment on a note receivable and assumed the center's lease. A loss of $111,000 reflecting the excess of the note balance over the fair market value of the assets received was recorded in 1994.

NOTE 4--LONG-TERM DEBT AND LEASE COMMITMENTS:

                                                    NOVEMBER 27, MAY 29, MAY 31,
     DOLLARS IN THOUSANDS                               1996      1996    1995
     --------------------                           ------------ ------- -------
                                                    (UNAUDITED)
     Secured notes payable in monthly installments
      with weighted average interest rate of
      8.94%.......................................    $ 26,488   $27,095 $29,554
     Other........................................         736       895   1,246
                                                      --------   ------- -------
                                                        27,224    27,990  30,800
     Less--Amounts due within one year............       1,764     1,796   2,053
                                                      --------   ------- -------
                                                      $ 25,460   $26,194 $28,747
                                                      ========   ======= =======

                          AMERICAN RECREATION CENTERS

  Notes payable and installment contracts are secured by real property and equipment with a cost of $43,702,000 and assignment of rents under real property leases. Installment contracts, which bear interest at annual rates varying from 7.5% to 10.25%, are payable in fixed monthly amounts.

  Maturities of long-term indebtedness at May 29, 1996, excluding capital lease obligations, during the next five years are: 1997-$1,456,000; 1998- $3,485,000; 1999-$2,595,000; 2000-$5,108,000; 2001-$2,225,000.

  At November 27, 1996, the Company had $10,168,000 available under an unused bank commitment. Proceeds from the unused commitment can be used to acquire, construct or refurbish bowling centers or to acquire other compatible recreational businesses. Advances would bear interest at the prime rate plus
 .75%.

  The Company also maintains a secured line-of-credit arrangement with a bank whereby the Company may borrow up to $2,000,000 for short-term cash needs. Interest is payable on the outstanding balance at a rate of .5% over the bank's prime rate. The line-of-credit requires a 30 day out-of-debt period each fiscal year. At November 27, 1996, May 29, 1996 and May 31, 1995 there were no borrowings outstanding under the line-of-credit.

  The Company's wholly-owned subsidiary, ARC Games, Inc., maintains a $1,000,000 unsecured bank line-of-credit. Advances bear interest at the bank's prime rate plus 1%. $300,000, $0 and $415,000 were outstanding under the line as of November 27, 1996, May 29, 1996 and May 31, 1995 and is included in current maturities of long-term debt. The line-of-credit agreement requires that the Company maintain a $250,000 interest bearing minimum balance with the bank.

  Of the forty-three bowling centers operated by the Company at November 27, 1996, fourteen are leased under noncancelable agreements expiring from 1999 through 2020. The other bowling centers are owned by the Company or leased from partnerships in which the Company owns majority interests. The Company's minimum rental commitments under noncancelable operating leases at May 29, 1996 are as follows:

                                                                       OPERATING
      DOLLARS IN THOUSANDS                                              LEASES
      --------------------                                             ---------
      1997............................................................  $1,568
      1998............................................................   1,582
      1999............................................................   1,574
      2000............................................................   1,317
      2001............................................................   1,205
      2002 and after..................................................   4,272

  The leases provide for minimum and percentage rentals and in the majority of cases, for the payment of property taxes and insurance by the lessee. Rental expense under operating leases, including property taxes of $242,000, $270,000 and $239,000 was $2,027,000, $1,845,000 and $2,064,000 in 1996, 1995 and 1994.
Included in the rental expense above are additional rents of $236,000, $270,000 and $317,000 based on sales volume above minimums. The Company is also contingently liable for rent payments on a lease assigned to a third party in the event of nonpayment by the assignee.

NOTE 5--COMMON STOCK ACTIVITY AND STOCK OPTIONS:

      DOLLARS IN THOUSANDS                                SHARES ISSUED AMOUNT
      --------------------                                ------------- -------
      Balance, May 26, 1993..............................   4,886,291   $11,784
      Issued.............................................     117,262       655
                                                            ---------   -------
      Balance, May 25, 1994..............................   5,003,553    12,440
      Issued.............................................      50,706       333
                                                            ---------   -------
      Balance, May 31, 1995..............................   5,054,259    12,773
      Issued.............................................     131,333       660
      Repurchase of stock................................    (537,693)   (3,588)
                                                            ---------   -------
      Balance, May 29, 1996..............................   4,647,899   $ 9,845
                                                            =========   =======

  The Company has an employee stock ownership plan (ESOP) and an employee stock purchase plan (ESPP) for the benefit of its eligible employees as defined in the plans. The ESOP is funded exclusively by employer contributions made at the discretion of the Board of Directors. Contributions to the ESOP totaled $300,000 in 1996 and $425,000 in 1995 and 1994. The ESOP held 710,882 and 686,479 shares of the Company's common stock at May 29, 1996 and May 31, 1995. All of the shares were allocated to the benefit of plan participants. Under the ESPP, employees' contributions are matched by the Company at a rate of fifty percent. Employer contributions to the ESPP totaled $65,000, $73,000 and $84,000 in 1996, 1995 and 1994.

  In accordance with the 1988 Key Employee Incentive Stock Option Plan, as amended (Employee Plan), options to purchase 850,000 common shares of the Company can be issued to key employees. Under the 1988 Stock Option Plan for Non-Employee Directors, as amended (Directors' Plan), options to purchase 150,000 common shares of the Company can be issued to non-employee directors for services to the Company.

  Under both plans, options are required to be granted at the fair market value of the stock at the date of grant. Options may be granted until September 30, 1998. Participants are generally required to exercise their options within five years of vesting or within sixty days of termination. Under the Employee Plan, options granted generally can vest up to five years (or less at the discretion of the Board of Directors). Under the Directors' Plan, directors automatically receive a grant of 5,000 options three months after becoming a director and 2,500 options for each of the next four years to a maximum of 15,000 options. Such options are vested at the date of grant.

  At May 29, 1996, 227,207 and 90,000 options were available for grant under the Employee and Directors' Plans, respectively. Transactions for stock options are as follows:

                                           1996         1995          1994
                                        -----------  -----------  ------------
      Balance, beginning of year.......     594,617      651,450       565,901
      Granted..........................     100,000       12,500       197,900
      Exercised........................    (131,333)     (21,000)      (60,000)
      Canceled.........................    (130,834)      48,333)      (52,351)
                                        -----------  -----------  ------------
      Balance at end of year...........     432,450      594,617       651,450
                                        -----------  -----------  ------------
      Exercisable at end of year.......     281,250      488,183       417,700
                                        -----------  -----------  ------------
      Range of exercise prices at end
       year............................ $5.00-$8.75  $5.00-$8.75  $5.00-$ 8.75
                                        -----------  -----------  ------------
      Grant prices..................... $     6.375  $      6.25  $6.00-$6.375
                                        -----------  -----------  ------------

                          AMERICAN RECREATION CENTERS

NOTE 6--INCOME TAXES:

  The Company files a consolidated federal income tax return which includes the results of operations of its partnerships and corporate subsidiaries, with the exception of The Right Start, Inc. which filed a separate federal return. Tax payments in 1996, 1995 and 1994 were $5,295,000, $72,000 and $113,000.

  The provision for income taxes consists of the following:

                                                         1996     1995    1994
                                                        -------  ------  ------
      Current:
       Federal......................................... $ 4,856  $ (383) $ (274)
       State...........................................     823      36      20
                                                        -------  ------  ------
                                                          5,679    (347)   (254)
                                                        -------  ------  ------
      Deferred:
       Federal.........................................  (3,138)  1,899   1,110
       State...........................................    (268)    315     246
                                                        -------  ------  ------
                                                         (3,406)  2,214   1,356
                                                        -------  ------  ------
      Total provision.................................. $ 2,273  $1,867  $1,102
                                                        =======  ======  ======

  The effective income tax rates on pre-tax earnings from continuing operations are 44% in 1996, 39% in 1995 and 38% in 1994. The following table details the major differences between the effective tax rates and the statutory federal income tax rate of 34%.

                                                                 1996  1995  1994
                                                                 ----  ----  ----
      Federal income tax rate...................................  34%   34%   34%
      Increase (Decrease) in tax rate resulting from:
       State income taxes, net of federal tax benefits..........   7     5     6
       Rate differentials applied to reversing of temporary
        differences.............................................   3   --    --
       Dividends on ESOP SHARES................................. --    --     (2)
                                                                 ---   ---   ---
                                                                  44%   39%   38%
                                                                 ===   ===   ===

      DEFERRED TAX LIABILITIES (ASSETS) ARE COMPRISED OF THE   MAY 29,  MAY 31,
      FOLLOWING (IN THOUSANDS):                                 1996     1995
      ------------------------------------------------------   -------  -------
      Depreciation..........................................   $ 5,113  $ 5,258
      Gain on sale of stock by subsidiary...................        --    2,991
      Real property transactions............................     1,940    2,026
      Other.................................................       452      171
                                                               -------  -------
       Gross deferred tax liabilities.......................     7,505   10,446
                                                               -------  -------
      State taxes...........................................      (605)    (442)
      Other.................................................      (520)    (129)
                                                               -------  -------
       Gross deferred tax assets............................    (1,125)    (571)
                                                               -------  -------
      Net deferred tax liability............................   $ 6,380  $ 9,875
                                                               =======  =======

  Tax benefits of $15,000 in 1996 and $13,000 in 1995 resulting from employees' exercise of stock options have been credited directly to equity. At May 29, 1996, the Company has a net operating loss carryforward which can be used to offset future income. This carryforward is expected to generate a future tax benefit of $103,000.

                          AMERICAN RECREATION CENTERS

  The American Red Carpet joint venture is currently being audited by the Wisconsin Department of Revenue. While the audit has not been finalized, based on preliminary results, the Company believes it has adequately provided for any additional taxes that may result.

NOTE 7--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

  Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value due to their short-term maturities.

  Long-term debt: Fair value was determined by discounting future cash flows using the Company's current incremental borrowing rates for similar types of borrowing arrangements. At May 29, 1996 the fair value of long-term debt approximates the carrying amount reported in the balance sheet.

NOTE 8--LITIGATION AND CONTINGENCIES:

  The Company is a party to legal actions arising in the ordinary course of its business. Management and the Company's legal counsel are of the opinion that none of these legal actions will have a significant effect on the Company's financial position.

NOTE 9--SUBSEQUENT EVENT:

  On December 20, 1996 the Company's 85% owned joint venture, Triangle Bowl Associates (TBA), completed the acquisition of two bowling centers, comprising 56 lanes, in the Dallas, Texas area. The purchase price for the businesses, equipment, liquor licenses and suppliers for both centers and the land and building for one of the centers totaled $1.62 million. TBA entered into a long-term lease for the land and building of the second center. $1.325 million of the purchase price was financed under a long-term bank loan.

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                JANUARY 17, 1997
                                     AMONG
                           AMF BOWLING CENTERS, INC.,
                             NOAH ACQUISITION CORP.
                                      AND
                       AMERICAN RECREATION CENTERS, INC.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1. The Merger....................................................  A-5
SECTION 1.2. Closing.......................................................  A-6
SECTION 1.3. Effective Time of the Merger..................................  A-6
SECTION 1.4. Effects of the Merger.........................................  A-6

                                   ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

SECTION 2.1. Conversion of Shares..........................................  A-6
SECTION 2.2. Surrender and Payment.........................................  A-6
SECTION 2.3. Dissenting Shares.............................................  A-7
SECTION 2.4. Stock Options and Stock Plans.................................  A-8

                                  ARTICLE III

                           THE SURVIVING CORPORATION

SECTION 3.1. Articles of Incorporation.....................................  A-9
SECTION 3.2. Bylaws........................................................  A-9
SECTION 3.3. Directors and Officers........................................  A-9

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Company.................  A-9
     (a) Organization, Standing and Corporate Power........................  A-9
     (b) Subsidiaries and Joint Ventures................................... A-10
     (c) Capital Structure................................................. A-10
     (d) Authority; Noncontravention....................................... A-11
     (e) SEC Documents; Financial Statements; No Undisclosed Liabilities... A-11
     (f) Disclosure Documents.............................................. A-12
     (g) Licenses, Approvals, Etc.......................................... A-12
     (h) Real Properties................................................... A-13
     (i) Tangible Personal Property; Sufficiency of Assets................. A-14
     (j) Intellectual Property............................................. A-15
     (k) Environmental Compliance.......................................... A-15
     (l) Absence of Certain Changes or Events.............................. A-16
     (m) Litigation........................................................ A-17
     (n) Compliance with Laws.............................................. A-17
     (o) Absence of Changes in Stock or Benefit Plans...................... A-17
     (p) ERISA Compliance.................................................. A-17
     (q) Taxes............................................................. A-19
     (r) Contracts; Debt Instruments....................................... A-20
     (s) Insurance......................................................... A-21
     (t) Interests of Officers and Directors............................... A-21
     (u) State Takeover Statutes........................................... A-22
     (v) Brokers........................................................... A-22

                                                                           PAGE
                                                                           ----
SECTION 4.2. Representations and Warranties of Parent and Merger Subsidi-
 ary...................................................................... A-22
     (a) Organization, Standing and Corporate Power....................... A-22
     (b) Authority; Noncontravention...................................... A-22
     (c) Disclosure Documents............................................. A-23
     (d) Brokers.......................................................... A-23
     (e) Financing........................................................ A-23

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

SECTION 5.1. Conduct of Business.......................................... A-23
SECTION 5.2. Shareholder Meeting; Proxy Material.......................... A-25
SECTION 5.3. Access to Information........................................ A-25
SECTION 5.4. No Solicitation.............................................. A-25
SECTION 5.5. Fair Price Structure......................................... A-26
SECTION 5.6. Covenants Regarding Certain Benefit Plans.................... A-26
SECTION 5.7. Cooperation in Arrangements with Lenders..................... A-26
SECTION 5.8 Title Insurance............................................... A-27

                                   ARTICLE VI

                              COVENANTS OF PARENT

SECTION 6.1. Confidentiality.............................................. A-27
SECTION 6.2. Obligations of Merger Subsidiary............................. A-27
SECTION 6.3. Voting of Shares............................................. A-27
SECTION 6.4. Director and Officer Liability............................... A-27
SECTION 6.5. Employees.................................................... A-28

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

SECTION 7.1. HSR Act Filings; Reasonable Efforts; Notification............ A-28
SECTION 7.2. Public Announcements......................................... A-30

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

SECTION 8.1. Conditions to the Obligations of Each Party.................. A-30
SECTION 8.2. Conditions to the Obligations of Parent and Merger Subsidi-
 ary...................................................................... A-30
SECTION 8.3. Conditions to the Obligations of the Company................. A-31

                                   ARTICLE IX

                                  TERMINATION

SECTION 9.1. Termination.................................................. A-31
SECTION 9.2. Effect of Termination........................................ A-32

                                   ARTICLE X

                                 MISCELLANEOUS

SECTION 10.1. Notices..................................................... A-32
SECTION 10.2. Survival of Representations and Warranties.................. A-33
SECTION 10.3. Amendments; No Waivers...................................... A-33

                                                                            PAGE
                                                                            ----
SECTION 10.4. Fees and Expenses............................................ A-33
SECTION 10.5. Successors and Assigns; Parties in Interest.................. A-34
SECTION 10.6. Governing Law................................................ A-34
SECTION 10.7. Counterparts; Effectiveness; Interpretation.................. A-34

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 17, 1997, among American Recreation Centers, Inc., a California corporation (the "Company"), AMF Bowling Centers, Inc., a Virginia corporation ("Parent"), and Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

  WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are fair to and in the best interests of the shareholders of the Company, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the shareholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such shareholders;

  WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary into the Company as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of California (the "CGCL"), whereby each issued and outstanding share of common stock, no par value per share, of the Company (the "Shares") (excluding shares owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Merger Subsidiary or any other subsidiary of Parent and Dissenting Shares (as defined herein)), shall be converted into the right to receive the Merger Consideration (as defined herein);

  WHEREAS, simultaneously with the execution hereof, Neil Hupfauer has agreed to sell his entire interest in Triangle Bowl Associates ("Triangle") to the Company concurrent with the Effective Time (as defined herein) and, upon such acquisition, the Company and its wholly-owned subsidiaries will own all of the equity interests in Triangle;

  WHEREAS, simultaneously with the execution hereof, William M. Kratzenberg has agreed to sell his entire interest in Mid-America Associates and American Red Carpet ("America and Carpet") to a subsidiary of the Company concurrent with the Effective Time, and upon such acquisition, the Company and its wholly-owned subsidiaries will own all of the equity interests in America and Carpet; and

  WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof.

  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company (i) shall continue as the surviving corporation as a direct or indirect wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation"), (ii) shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the DGCL and CGCL, (iii) shall continue under the name "American Recreation Centers, Inc." and (iv) shall be governed by the laws of the State of California.

  SECTION 1.2. Closing. The closing of the Merger (the "Closing") shall take place as soon as practicable, but in any case on or prior to the third business day, after which all of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement. At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and a copy of the merger agreement with an officers' certificate of each Constituent Corporation, or a certificate of ownership, as applicable, with the Secretary of State of the State of California and make all other filings or recordings required by the DGCL and the CGCL in connection with the Merger.

  SECTION 1.3. Effective Time of the Merger. The Merger shall, subject to the DGCL and the CGCL, become effective as of such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware and a copy of the merger agreement with an officers' certificate of each Constituent Corporation is duly filed with the Secretary of State of the State of California or at such later time as is specified in the certificate of merger and the merger agreement (the "Effective Time").

  SECTION 1.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL and the CGCL. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Merger Subsidiary, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 8100 AMF Drive, Mechanicsville, VA 23111, Attn:
Corporate Secretary.

                                  ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

  SECTION 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Subsidiary:

    (a) each Share owned by the Company or owned by Parent, Merger Subsidiary or any subsidiary of any of the Company, Parent or Merger Subsidiary (which shall not include Shares owned by the Company's Employee Stock Ownership Plan or Employee Stock Purchase Plan) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

    (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

    (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in Section
  2.3 with respect to Dissenting Shares, be converted into the right to receive $8.50 in cash without interest (the "Merger Consideration").

  SECTION 2.2. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will, or will cause Merger Subsidiary to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect his right to demand cash payment of the fair market value of his Shares pursuant to Chapter 13 of the

CGCL. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

    (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

    (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

    (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 2.3, have been perfected shall be returned to Parent upon Parent's demand.

  SECTION 2.3. Dissenting Shares. Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to and has demanded cash payment of the fair market value for such Shares in accordance with Section 1301 of the CGCL and submitted certificates representing such Shares for endorsement in accordance with Section 1302 of the CGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to a determination of the fair market value of the shares and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to a determination of the fair market value of the Shares under the CGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. As soon as practicable after the approval of the Merger by the Company's shareholders (including, without limitation, by written consent thereto), to the extent required by the CGCL, and in any event not later than ten (10) days following such approval, Parent shall mail to each shareholder of the Company who is entitled to such notice pursuant to Chapter 13 of the CGCL, a notice of such approval of the Merger, such notification to include the information and materials required by Section 1301(a) of the CGCL (including, without limitation, the price determined by Parent to represent the fair market value of any Dissenting Shares).

  SECTION 2.4. Stock Options and Stock Plans. (a) Parent and the Company shall take all actions necessary to provide that, as to those holders who so agree, at the Effective Time, (i) each Company Option (defined below) so surrendered for cash, shall be cancelled, and (ii) in consideration of such cancellation, and except to the extent that Parent or Merger Subsidiary and the holder of any such Company Option otherwise agree, the Company shall pay to each such holder of Company Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of Shares subject thereto immediately prior to the Effective Time. The Company represents that the Board of Directors of the Company has determined pursuant to the Company's 1988 Key Employee Incentive Stock Option Plan (the "Employee Option Plan"), in accordance with the first sentence of Section 12.1 thereof, that holders of Company Options thereunder who do not elect to surrender their Company Options for cancellation pursuant to the first sentence of this Section 2.4(a), upon exercise of such Company Options after the Effective Time, shall receive upon such exercise and payment of the aggregate exercise price contemplated thereby an amount in cash (subject to applicable withholding taxes) equal to the product of (1) the Merger Consideration and (2) the number of Shares subject thereto immediately prior to the Effective Time. "Company Option" means any option granted, whether or not exercisable (it being understood that all Company Options shall be deemed to be, and shall be treated under this Article II as though, such Company Options were fully vested immediately prior to the Effective Time), and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to the Employee Option Plan, the 1988 Stock Option Plan for Non-Employee Directors (the "Director Formula Plan") or the 1996 Director Plan (the "Director Plan" and together with the Employee Option Plan and the Director Formula Plan, collectively, the "Option Plans").

    (b) The Company represents that each director of the Company who holds Company Options has agreed for the benefit of Parent and Merger Subsidiary to exercise all of his Company Options prior to the Effective Time or to surrender such Company Options in the manner prescribed by Section 2.4(a) and each such director has agreed that he shall provide notice to the Company of his decision to exercise or surrender his Company Options prior to the Effective Time.

    (c) Prior to the Effective Time, the Company shall use its best efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 2.4.

    (d) Pursuant to Section 10 of the Director Formula Plan, the Company represents that the Plan Administrator thereunder has accelerated the expiration date of all Company Options thereunder to immediately prior to the Effective Time and each of the holders of Company Options issued pursuant to the Director Formula Plan has acknowledged and agreed to such acceleration. Prior to the Effective Time, the Company shall terminate the Option Plans.

    (e) Prior to the Effective Time, the Board of Directors of the Company shall take all actions necessary to (i) amend the Company's Employee Stock Purchase Plan ("ESPP") so that immediately prior to the Effective Time, all Shares held thereunder become aged and vested, (ii) allow the holders of Shares in trust under the ESPP, whether or not their rights are then vested, to vote such Shares at the Company Shareholder Meeting (as defined herein) and (iii) provide that at the Effective Time, the ESPP shall be terminated and any cash thereunder will be distributed to the respective participants in the ESPP, including any cash received in respect of any unvested shares.

    (f) The Company represents that 83,000 options have been granted under the Director Plan and prior to the Effective Time the Company agrees that it shall not issue any additional options under the Director Plan and that pursuant to Section 8.1 of the Director Plan the Board of Directors of the Company shall terminate the Director Plan concurrent with the Effective Time. The Company also represents that all Company Options issued pursuant to the Director Plan shall expire by their terms upon consummation of the Merger.

    (g) The Board of Directors of the Company shall take all actions necessary to terminate the Company's Investor Stock Purchase Plan ("ISPP") effective concurrent with the Effective Time.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

  SECTION 3.1. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article Fourth of the articles of incorporation of the Surviving Corporation shall be amended and restated to read as follows:

    FOURTH: The number of Directors of this Corporation shall be as provided in the bylaws of the Corporation.

  SECTION 3.2. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law, except that Section 2 of Article III of the bylaws of the Surviving Corporation shall be amended and restated to read as follows:

    NUMBER OF DIRECTORS. The number of directors of the corporation shall be one (1), which number may be changed from time to time, by a resolution duly adopted by the shareholders.

  SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers and directors of Merger Subsidiary at the Effective Time shall be the officers and directors of the Surviving Corporation.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

  SECTION 4.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, subject to the exceptions and qualifications set forth in the Disclosure Schedule (as defined herein), as follows (for purposes of this Section 4.1, references to the "Knowledge of the Company" shall mean the actual knowledge of the following individuals: Robert A. Crist, Karen B. Wagner, Neil Hupfauer and William Kratzenberg):

    (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and, except as disclosed in Section 4.1(a) of the Disclosure Schedule, each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to (i) have a material adverse effect on the value, condition (financial or otherwise), prospects, business, or results of operations of the Company and its subsidiaries taken as a whole, (ii) impair the ability of any party hereto to perform its obligations under this Agreement or (iii) prevent or materially delay consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its articles of incorporation and bylaws, the articles of incorporation and bylaws of its Significant Subsidiaries, and the joint venture, partnership and other governing agreements and documents ("Joint Venture Documents") of any such partnership, joint venture or similar business or entity in which the Company, directly or indirectly has any ownership interests (the "Joint Ventures"), in each case as amended to the date of this Agreement. For purposes of this Agreement, a "subsidiary" of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body; and a "Significant Subsidiary" means any subsidiary of a person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

    (b) Subsidiaries and Joint Ventures. Section 4.1(b) of the disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the "Disclosure Schedule") lists each subsidiary of the Company, its form of organization, its respective jurisdiction of incorporation or formation, if applicable, and the holders of the outstanding capital stock or other equity interests of such subsidiaries and indicates whether such subsidiary is a Significant Subsidiary. Section 4.1(b) of the Disclosure Schedule also lists all Joint Venture Documents to which the Company or any of its subsidiaries is a party or otherwise governing any such subsidiary. All the outstanding shares of capital stock or other ownership interests of each such subsidiary of the Company have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests indicated as being owned by the Company or any of its subsidiaries are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all Liens (as defined herein) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value in excess of $100,000, in any person. In addition, Section 4.1(b)(i) of the Disclosure Schedule lists all of the bowling centers owned or leased by Triangle; Section 4.1(b)(ii) of the Disclosure Schedule lists all of the bowling centers owned or leased by America; and Section 4.1(b)(iii) lists all bowling centers owned or leased by Carpet.

    (c) Capital Structure. The authorized capital stock of the Company consists of 21,484,375 Shares and 5,000,000 shares of Preferred Stock, no par value per share. As of December 31, 1996, (i) 4,606,199 Shares were issued and outstanding, (ii) no Shares were held by the Company or by any of the Company's subsidiaries, (iii) 633,450 Shares were reserved for issuance pursuant to the outstanding Company Options, (iv) no Shares were reserved for issuance pursuant to the ESPP and (v) no shares of Preferred Stock were issued, reserved for issuance or outstanding. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding, except for Shares referred to in clause (iii) above which may be issued upon exercise of the outstanding Company Options. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Option Plans will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above and in Section 4.1(c) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences.

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined below) required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Merger requires the approval by the affirmative vote of the holders of a majority of the outstanding Shares (the "Company Shareholder Approval"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Shareholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) except for those consents listed in Section 4.1(d) of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "Consents") any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the required consents listed on Section 4.1(d) of the Disclosure Schedule, (ii) the filing of the documents referred to in
  Section 1.3 hereof in accordance with the DGCL and CGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and (v) such other Consents as to which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

    (e) SEC Documents; Financial Statements; No Undisclosed Liabilities. (i) The Company has filed, and delivered to Parent true and complete copies of, all required reports, schedules, forms, statements, exhibits and other documents filed with the SEC since January 1, 1994 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the

  Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (ii) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      (iii) Except as set forth in the SEC Documents or in Section 4.1(e) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (f) Disclosure Documents. (i) The proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act.

      (ii) At the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.1(f)(ii) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

    (g) Licenses, Approvals, etc. (i) Each of the Company and its subsidiaries possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to entitle it to conduct its business in the manner in which it is presently being conducted (the "Licenses"), except as set forth in Section 4.1(g)(i)(A) of the Disclosure Schedule and except those Licenses whose failure to possess or have granted, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or give rise to any material fine or any criminal liability or any other material civil penalties. Section 4.1(g)(i)(B) of the Disclosure Schedule lists (i) all licenses to serve or sell alcoholic beverages which have been granted to, or are used in the business of, the Company and its subsidiaries (the "Company Liquor Licenses") and (ii) all gaming, lottery and gambling licenses which have been granted to, or are used in the business of, the Company and its subsidiaries ("Company Gaming Licenses"). Except as described in Section 4.1(g)(i)(C) of the Disclosure Schedule, (A) all of the Company Liquor Licenses and Company Gaming Licenses are in full force and effect and (B) all of the Licenses (excluding the Company Liquor Licenses and Company Gaming Licenses) are in full force and effect except for those covered by this clause (B) whose failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as described in Section 4.1(g)(i)(D) of the Disclosure Schedule, no Action (as defined herein) is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation of (A) any of the Company Liquor Licenses or Company Gaming Licenses or (B) any License (excluding the Company Liquor Licenses or Company Gaming Licenses) that, in the case of Licenses covered by this clause (B), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      (ii) Section 4.1(g)(ii) of the Disclosure Schedule lists all entities ("Concession Entities") other than the Company and its subsidiaries that hold licenses to serve or sell alcoholic beverages in locations on the premises of or associated with or contiguous to the facilities operated by the Company and its subsidiaries in connection with the Business (as defined herein). Section 4.1(g)(ii) of the Disclosure Schedule also lists all management agreements, leases and other significant agreements or arrangements relating to the relationships between the Company and its subsidiaries, on the one hand, and the Concession Entities, on the other hand (complete and correct copies of which (or descriptions of oral arrangements, to the extent material) have been provided to Parent and Merger Subsidiary). Except as disclosed on Section 4.1(g)(ii) of the Disclosure Schedule, all such agreements are in full force and effect, legal, valid and binding and enforceable against the Company and its subsidiaries and, to the Knowledge of the Company, each other Concession Entity or other party thereto in accordance with their terms, except where the failure to so be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (h) Real Properties. (i) Section 4.1(h)(i) of the Disclosure Schedule sets forth a list of all real property owned in fee by the Company or any of the Company's subsidiaries (individually, an "Owned Property" and, collectively, the "Owned Properties"). To the Knowledge of the Company, except as set forth on Section 4.1(h)(i) of the Disclosure Schedule, the Company has good and marketable fee title to each Owned Property, including the buildings, structures and other improvements located thereon, in each case free and clear of all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances and agreements ("Liens"), except (i) Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) Liens for taxes and other governmental charges, assessments or fees which are not yet due and payable (the items described in clauses (i) and (ii) are collectively referred to herein as "Permitted Liens"). Except as disclosed on Section 4.1(h)(i) of the Disclosure Schedule, to the Knowledge of the Company, there are no condemnations or eminent domain (which term, as used herein, shall include other compulsory acquisitions or takings by Governmental Authorities) proceedings pending or, to the Knowledge of the Company, threatened against any Owned Property or any material portion thereof. To the Knowledge of the Company, except as disclosed in Section 4.1(h)(i) of the Disclosure Schedule, the Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, land use, building, fire or health code or other legal violation in respect of any Owned Property, other than violations which have been corrected or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company there are no structural defects relating to the Owned Property, except for such structural defects which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      (ii) Section 4.1(h)(ii) of the Disclosure Schedule lists all real property (including all land and buildings) which is leased by the Company or any of its subsidiaries as lessee or sublessee (the "Leased Real Estate"). The Company has delivered or caused to be delivered to Parent and Merger Subsidiary complete and accurate copies of the written leases and subleases which are described in Section 4.1(h)(ii) of the Disclosure Schedule. Except as disclosed in Section 4.1(h)(ii) of the Disclosure Schedule, to the Knowledge of the Company, the Company has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate property. Except as disclosed in Section 4.1(h)(ii) of the Disclosure Schedule, to the Knowledge of the Company, the Company has not received any notice from any city, village or other Governmental Entity of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate, other than violations which have been corrected or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there are no structural defects relating to any Leased Real Estate, except for such structural defects which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, other than for exceptions to the following which are set forth in Section 4.1(h)(ii) of the Disclosure Schedule or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

        (A) the leases relating to the Leased Real Estate (the "Leases") are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

        (B) no amount payable under any Lease is past due;

        (C) the Company is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under such Lease and is not aware of the failure by any other party to such Leases to comply in all material respects with all of its commitments and obligations;

        (D) the Company has not received any written notice (1) of a default (which has not been cured), offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting the Company has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of the Company or any other party, or (2) of any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity (an "Action") against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off;

        (E) the Company has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease; and

        (F) the Company has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof.

      (iii) The Owned Properties and the Leased Real Estate constitute, in the aggregate, all of the real property used to conduct the business of the Company and its subsidiaries (collectively, the "Business") in the manner in which such business was conducted during the fiscal year ending May 29, 1996 and since such time.

    (i) Tangible Personal Property; Sufficiency of Assets. (i) Except as disclosed in Section 4.1(i)(i) of the Disclosure Schedule, to the Knowledge of the Company, the Company and its subsidiaries (1) have good and valid title to all the tangible personal property material to the Business and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and
  (B) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect, and (2) are collectively the lessee of all tangible personal property material to the Business and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Material Adverse Effect. Each of the Company and each of its subsidiaries, to the Knowledge of the Company, enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is, to the Knowledge of the Company, in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended, except that, which individually or in the aggregate, would not have a Material Adverse Effect.

      (ii) The tangible personal property of the Company which is currently used or useful in the Business is, in the aggregate, to the Knowledge of the Company, all of the tangible personal property used to conduct such business in the manner in which such business was conducted during the fiscal year ending May 29, 1996 and since such time, except for additions thereto and deletions therefrom in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect.

    (j) Intellectual Property. The ownership, operation and conduct by the Company and its subsidiaries of the Business, as presently owned, operated, and conducted, does not, to the Knowledge of the Company, infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other person, and to the Knowledge of the Company no other person is infringing upon any such rights of the Company and its subsidiaries, in each case, except as would not have a Material Adverse Effect.

    (k) Environmental Compliance. (i) For purposes of this Section 4.1(k),
  (A) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law; (B) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Clean Air Act, 42 U.S.C.
  (S) 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S) 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq., the Oil Pollution Act, 33 U.S.C. (S) 2701 et seq., in each case as amended from time to time and all regulations promulgated thereunder, and any other statute, law, regulation, ordinance, bylaw, rule, judgment, order, decree or directive of any Governmental Entity dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; and (C) "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.

      (ii) Except as set forth on Section 4.1(k)(ii) of the Disclosure Schedule, to the Knowledge of the Company, there are no claims pending against the Company or any of its subsidiaries (the "Company Interests") relating to or arising out of a Hazardous Substance nor are any such claims threatened against Company Interests, nor have the Company or its subsidiaries received any notice, alleging or warning that any Owned Property or Leased Real Estate or any real property previously owned or operated by any Company Interests is, has been or may be in violation of or in noncompliance with any Environmental Law.

      (iii) Except as set forth in Section 4.1(k)(iii) of the Disclosure Schedule, to the Knowledge of the Company, no Hazardous Substances are now present in amounts, concentrations or conditions requiring removal, remediation or any other response, action or corrective action under, or forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Owned Property or Leased Real Estate or any real property previously owned or operated by any Company Interests.

      (iv) Except as set forth in Section 4.1(k)(iv) of the Disclosure Schedule, to the Knowledge of the Company, the Owned Property and Leased Real Estate are not being and have not been during the period of time they have been owned or leased by any Company Interests used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and, to the Knowledge of the Company, no RCRA Hazardous Wastes are being or have been during the period of time owned or operated by any Company Interests treated, stored or disposed of there in violation of any Environmental Law.

      (v) Except as set forth in Section 4.1(k)(v) of the Disclosure Schedule, to the Knowledge of the Company, there neither are nor have been during the period of time they have been owned or operated by any Company Interests any underground storage tanks, lagoons or other containment facilities of any kind which contain or contained any Hazardous Substances on the Owned Property and Leased Real Estate.

      (vi) The Company has made available to the Parent and Merger Subsidiary, true and correct copies of, all environmental audits or assessments, analyses of soil, groundwater, indoor and outdoor air, sediment, surface water and asbestos containing materials conducted on or after January 1, 1993 relating in whole or in part to the Company and/or its subsidiaries undertaken by or on behalf of any of the Company Interests, and any written communications received by the Company since January 1, 1993 from any Governmental Authorities relating in whole or in part to the existence of Hazardous Substances at any Owned Property and Leased Real Estate or any real property previously owned or operated by any Company Interests or the compliance of the owners, operators or lessees thereof with respect to any Environmental Law.

    (l) Absence of Certain Changes or Events. Except as disclosed in Section 4.1(l) of the Disclosure Schedule, since May 29, 1996, the Company and its subsidiaries have conducted the Business only in the ordinary course consistent with past practice, and there has not been (i) any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, (iii) any adjustment split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice,
  (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax gross-up), or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee,
  (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or any of its subsidiaries, (vii) any amendment, waiver or modification of any material term of any outstanding security of the Company or any of its subsidiaries or any of the Joint Venture Documents (or any material change in the operations or financial arrangements relating to any of the Joint Ventures), (viii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money or other material obligations, (ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice, but in no event with respect to assets with a value of, or obligations in an amount of, more than $100,000 for any one transaction or $250,000 in the aggregate,
  (x) any making of any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $250,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice, (xi) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business on behalf of the Company or any of its subsidiaries of more than $100,000 for any transaction or $250,000 for any series of transactions,
  (xii) any acquisition or disposition of any assets or any merger or consolidation with any person on behalf of the Company or any of its subsidiaries of more than $100,000 for any transaction or $250,000 for any series of transactions, (xiii) any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by the Agreement, or (xiv) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through
  (xiii).

    (m) Litigation. Except as disclosed in Section 4.1(m) of the Disclosure Schedule, to the Knowledge of the Company, there is no Action or proceeding pending or threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

    (n) Compliance with Laws. Except as disclosed in Section 4.1(n) of the Disclosure Schedule, to the Knowledge of the Company, the conduct by the Company and its subsidiaries of the Business is and has been in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or give rise to material fines or other material civil penalties or any criminal liabilities. To the Knowledge of the Company, except as set forth on
  Section 4.1(n) of the Disclosure Schedule, the Company has not received any notice or other communications relating to any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Entity, or of any investigation with respect thereto, applicable to the Company or its subsidiaries which has not been satisfactorily addressed except for violations, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liabilities.

    (o) Absence of Changes in Stock or Benefit Plans. Except as disclosed in
  Section 4.1(o) of the Disclosure Schedule or as required under this Agreement, since May 29, 1996, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options under the Option Plans (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options under any of such Option Plans, (ii) any adoption or material amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "Benefit Plans"), or
  (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on May 29, 1996.

    (p) ERISA Compliance. (i) Section 4.1(p) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other Benefit Plans. With respect to each Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

      (ii) Section 4.1(p) of the Disclosure Schedule identifies each Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

      (iii) The Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all laws and regulations applicable to the Benefit Plans. Except as set forth in
    Section 4.1(p) of the Disclosure Schedule, no prohibited transaction has occurred with respect to any Benefit Plan. All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the SEC Documents.

      (iv) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company, its subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of the Company or any of its subsidiaries following the Closing. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA,
    (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code,
    (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

      (v) Except as set forth in the SEC Documents or in Section 4.1(p)(v) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its subsidiaries.

      (vi) Except as set forth in Section 4.1(p) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the

    Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

      (vii) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its subsidiaries.

      (viii) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer Benefit Plan.

    (q) Taxes. As used in this Agreement, "tax" or "taxes" shall include all federal, state and local income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as disclosed in Section 4.1(q) of the Disclosure Schedule:

      (i) The Company and each of its subsidiaries have timely filed all income tax returns, statements, reports and forms and all other material tax returns (collectively, "Returns") required to be filed with any tax authority and in accordance with all applicable laws. All such Returns are correct and complete in all material respects. All material taxes owed by the Company and any of its subsidiaries (whether or not shown on any tax return) have been paid. There are no material Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax.

      (ii) The Company and each of its subsidiaries has withheld and timely paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

      (iii) Neither the Company nor any of its subsidiaries expects any authority to assess any additional material taxes against the Company or any of its subsidiaries for any period for which tax returns have been filed. No dispute or claim concerning any material tax liability of the Company or any of its subsidiaries has been proposed or claimed in writing by any authority.

      (iv) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of material taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

      (v) Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries has any material liability for the taxes of any person (other than the Company and any of its subsidiaries that is currently a member of the Company's affiliated group filing a consolidated federal income tax return) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (vi) Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor to the Knowledge of the Company or any of its subsidiaries has the Internal Revenue Service (or other taxing authority) proposed or is considering proposing, any such change in accounting method. Except as disclosed in Section 4.1(q)(vi) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Shares or other equity interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

    (r) Contracts; Debt Instruments. (i) Except as otherwise disclosed in
  Section 4.1(r) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

        (A) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of the Company and its subsidiaries;

        (B) any employment consulting, severance, termination, or indemnification agreement, contract or arrangement, written or oral, with any current or former officer, consultant, director or employee which (1) provides for payments in excess of $75,000 per annum or
      (2) requires aggregate payments over the life of such agreement, contract or arrangement in excess of $150,000 or which in any case is not terminable by the Company or its subsidiaries on 60 days' notice or less without penalty or obligation to make payments related to or after such termination;

        (C) any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $100,000 per annum or more with other persons;

        (D) any lease for real or personal property in which the amount of payments which the Company is required to make, or is expected to receive, on an annual basis exceeds $50,000;

        (E) any material agreement, contract, policy, License, document, instrument, arrangement or commitment which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Merger, or the consummation of the other transactions contemplated hereby;

        (F) any agreement, contract, policy, License, document, instrument, arrangement or commitment that materially limits the freedom of the Company or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so materially limit the freedom of the Company or any of its subsidiaries or Parent, Merger Subsidiary or any of their subsidiaries after the Effective Time;

        (G) any agreement or contract relating to any outstanding commitment for capital expenditures in excess of $50,000 individually or $200,000 in the aggregate, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets having a value of in excess of $50,000 individually or $200,000 in the aggregate;

        (H) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee or take-or-pay contract or agreement; or

        (I) any other agreement, contract, policy, License, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to the Company and its subsidiaries taken as a whole.

        (ii) None of the Company, its subsidiaries and, to the Knowledge of the Company, none of the other parties to any of the contracts and agreements identified in Section 4.1(r)(i) of the Disclosure Schedule or otherwise disclosed in the SEC Documents is in default under or has terminated any such contract or agreement, or in any way expressed an intent to materially reduce or terminate the amount of, its business with the Company or any of its subsidiaries in the future.

        (iii) Set forth in Section 4.1(r)(iii) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. Except as set forth in
      Section 4.1(r)(iii) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 4.1(r)(iii) of the Disclosure Schedule, shall not require a notice period of more than thirty days). For purposes of this Section 4.1(r)(iii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

    (s) Insurance. The Company and its subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. Except as set forth on Section 4.1(s) of the Disclosure Schedule, to the Knowledge of the Company, all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies. Except as disclosed, the Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not, to the Knowledge of the Company, received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

    (t) Interests of Officers and Directors. None of the Company's or any of its subsidiaries' officers or directors has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its subsidiaries, or any supplier, distributor or customer of the Company or its subsidiaries, except for the normal rights of a shareholder and rights under the Benefit Plans and the Option Plans.

    (u) State Takeover Statutes. No "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

    (v) Brokers. L.H. Friend, Weinreiss, Frankson & Presson, Inc. ("L.H. Friend") has orally delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Merger is fair to the holders of Shares from a financial point of view, and shall deliver such opinion in writing to the Company's Board of Directors prior to the date the Company files the Company Proxy Statement with the SEC. In addition, no broker, investment banker, financial advisor or other person, other than L.H. Friend, the fees and expenses of which will be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letters obligate the Company to continue to use their services or pay fees or expenses in connection with any future transaction.

  SECTION 4.2. Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

    (b) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Other than those Consents referred to in the Disclosure Schedule on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of the documents referred to in Section 1.3 hereof in accordance with the DGCL and the CGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business,

  (ii) the filing of a premerger notification and report form under the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act,
  (iv) such Consents as may be required under relevant state and local alcohol, lottery, gaming and gambling licensing laws and (v) such other Consents as to which the failure to obtain or make could not reasonably be expected to have a Parent Material Adverse Effect.

    (c) Disclosure Documents. (i) The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing, specifically for use in the Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time.

    (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

    (e) Financing. Parent will have available sufficient financing and provide or cause to be provided to Merger Subsidiary the funds necessary to consummate the Merger in accordance with their terms and the terms of this Agreement.

                                   ARTICLE V

                           COVENANTS OF THE COMPANY

  The Company agrees that:

  SECTION 5.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as disclosed on Schedule 5.1 of the Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent; provided the Company may continue to declare and pay its regular quarterly cash dividends on the Shares in an amount not to exceed $.065 (six and one-half cents) per share per quarter, with its usual record and payment dates for such dividends, in accordance with the Company's past practice, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of Company Options in accordance with the terms thereof as in effect on the date hereof or as contemplated by Section
  2.4 hereof);

    (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

    (c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

    (d) amend, modify or waive any provision of any of the Joint Venture Documents or make any material change to the operations or financial arrangements relating to any of the Joint Ventures;

    (e) mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

    (f) amend, modify or waive any material term of any outstanding security of the Company and its subsidiaries;

    (g) incur, assume, guarantee or become obligated with respect to any indebtedness (as defined in Section 4.1(r) hereof), other than drawings on existing revolving credit facilities listed in Section 4.1(r) of the Disclosure Schedule, in the ordinary course of business, consistent with past practice and in accordance with the terms thereof, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

    (h) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $50,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property;

    (i) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

    (j) make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $50,000 for any one transaction or $250,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

    (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or subject to the fiduciary duties of the Board of Directors of the Company under the CGCL as determined by the Board of Directors in accordance with the written advice of Stradling, Yocca, Carlson & Rauth, counsel to the Company, and upon prior written notice to Parent, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (l) (i) grant to any current or former director, officer or employee of the Company or any of its subsidiaries any material increase in compensation or benefits, except for employees who are not officers or directors in the ordinary course of business consistent with past practice,
  (ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of the Option Plans, ESOP, or ESPP or the provision of any tax gross-up), or
  (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee;

    (m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

    (n) authorize any of, or commit or agree to take any of, the foregoing actions.

  SECTION 5.2. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties under the CGCL as determined by the Board of Directors in accordance with the written advice of Stradling, Yocca, Carlson & Rauth, counsel to the Company, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to the fiduciary duties of the Board of Directors of the Company under the CGCL as determined by the Board of Directors in accordance with the written advice of Stradling, Yocca, Carlson & Rauth, counsel to the Company, will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and
(iii) will otherwise comply with all legal requirements applicable to such meeting. The Company has been advised that all of its directors and executives currently intend to vote all shares owned by them in favor of the Merger. The Company will provide Parent with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

  SECTION 5.3. Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its subsidiaries (including to perform any environmental studies), will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company's and its subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the subsidiaries including without limitation, in connection with Parent's obtaining title reports, surveys, environmental reports and similar reports or studies with respect to the Owned Properties or the Leased Real Estate, and will exercise all reasonable efforts to obtain from landlords such estoppel certificates as Parent may request; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company hereunder.

  SECTION 5.4. No Solicitation. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, subject to the fiduciary duties of the Board of Directors of the

Company under the CGCL as determined by the Board of Directors in accordance with the written advice of Stradling, Yocca, Carlson & Rauth, counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or, enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.4. The Company will notify Parent immediately, orally and in writing (including the names of any party making and the principal terms of any such proposal), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

  SECTION 5.5. Fair Price Structure. If any "fair price," "control share acquisition" or "moratorium" statute or other anti-takeover or similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

  SECTION 5.6. Covenants Regarding Certain Benefit Plans. (a) The Company shall take all steps necessary and appropriate so that the Company's Employee Stock Ownership Plan (the "ESOP") is amended as follows: (i) all participants in the ESOP shall be fully vested in their account balances immediately prior to the Effective Time, (ii) no further contributions shall be made to the ESOP (except as set forth in Section 4.1(p) of the Disclosure Schedule), and (iii) the ESOP shall be terminated as of the Effective Time and all participants thereunder shall receive distributions of their account balances as promptly as reasonably practicable thereafter.

    (b) If the Effective Time occurs during fiscal year 1997, then as of the Effective Time, the Company's Management Incentive Bonus Plan, previously provided to Parent, for fiscal 1997 shall terminate, and the participants therein shall be entitled to receive, as soon as practicable thereafter, bonuses under such plan to the extent earned, based upon the Company's pretax earnings from the beginning of fiscal 1997 through the Effective Time, but in any case not to exceed $200,000 in the aggregate.

    (c) If the Effective Time occurs during fiscal year 1997, then as of the Effective Time, the Cash Flow Incentive Plans for America and Carpet, previously provided to Parent, for fiscal 1997 shall terminate, and the participants thereunder shall be entitled to receive bonuses under such plans to the extent earned, based upon such joint ventures' cash flow from the beginning of fiscal 1997 through the Effective Time, but in any case not to exceed $200,000 in the aggregate.

    (d) If the Effective Time occurs during fiscal year 1997, then as of the Effective Time, the Triangle Bowl Bonus Plan for fiscal 1997, previously provided to Parent, shall terminate, and the participants thereunder shall be entitled to receive bonuses under such plan to the extent earned, based upon such partnership's operating profit, cash flow, revenue and otherwise from the beginning of fiscal 1997 through the Effective Time, but in any case not to exceed $200,000 in the aggregate.

  SECTION 5.7. Cooperation in Arrangements with Lenders. The Company shall, and shall cause its subsidiaries to, cooperate with and assist Parent and its professionals and advisors in arranging for the prepayment at the Effective Time of all indebtedness (as defined in Section 4.1(r)) of the Company and its subsidiaries (the "Prepayment Debt") and shall provide whatever other assistance and cooperation Parent and its professionals and advisors might reasonably request in connection therewith.

  SECTION 5.8. Title Insurance. The Company shall provide to Parent at or prior to the Effective Time such affidavits and other documents as may be reasonably required by Parent in order to obtain customary title insurance coverage with respect to the Owned Properties and the Leased Real Estate, including, without limitation, non-imputation endorsements to the Company's existing title insurance policies and the deletion of all standard exceptions from any title insurance policies purchased at or prior to the Effective Time.

                                  ARTICLE VI

                              COVENANTS OF PARENT

  Parent agrees that:

  SECTION 6.1. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its (and its parent entities') lenders and equity investors in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, deliver to the Company, upon request, or, at the election of Parent, destroy, all documents and other materials and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidentiality.

  SECTION 6.2. Obligations of Merger Subsidiary. Parent will take all action, and provide all financing, necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

  SECTION 6.3. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Shareholder Meeting.

  SECTION 6.4. Director and Officer Liability. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Parent and Surviving Corporation shall not amend the articles of incorporation or bylaws of the Surviving Corporation to amend the indemnification provisions therein in a manner inconsistent with this Section 6.4 for the six year period referred to above. For three years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.4, Parent shall not be obligated to cause the

Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.4, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    (b) After the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements with the Company's officers, directors and key employees listed on Section 6.4 of the Disclosure Schedule as is in existence on the date hereof. Such indemnification agreements have been provided to Parent.

    (c) The Indemnified Parties are intended third party beneficiaries of this Section 6.4 to the extent such provisions benefit any such Indemnified Party.

  SECTION 6.5. Employees. (a) Parent agrees to honor in accordance with their terms all Benefit Plans delivered to Parent prior to the date hereof and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.5(a) shall prevent Parent from amending or terminating any such Benefit Plan in any manner permitted in accordance with the terms thereof.

    (b) Parent agrees for a period of six months following the Effective Time to provide employees of the Company and its subsidiaries retained by Parent with employee benefits in the aggregate no less favorable than those benefits provided to Parent's similarly situated employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or its subsidiaries.

    (c) Parent and the Surviving Corporation shall make severance payments to any employee of the Company set forth on Section 6.5(c) of the Disclosure Schedule hereto, who is terminated during the six month period following the Effective Time for reasons other than cause or failure of performance. The amount of such severance payments shall be in an amount equal to (i) if such employee is listed on Section 6.5(c) of the Disclosure Schedule as an hourly employee, one (1) week of such employee's current base pay for each year of service of the employee with the Company or its affiliates ("Service"), or (ii) if such employee is listed on Section 6.5(c) of the Disclosure Schedule as a salaried employee, two (2) weeks of such employee's current base pay for each year of Service, in either such case not to exceed an aggregate of (x) if such employee is listed on Section 6.5(c) of the Disclosure Schedule as having less than ten (10) years of Service, thirteen (13) weeks of such severance, or (y) if such employee is listed on Section 6.5(c) of the Disclosure Schedule as having more than ten
  (10) years of Service, twenty-six (26) weeks of such severance. Each employee set forth in Section 6.5(c) of the Disclosure Schedule hereto shall be entitled to enforce the provisions hereof to the extent such employee becomes entitled to severeance as described in this Section 6.5.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

  The parties hereto agree that:

  SECTION 7.1. HSR Act Filings; Reasonable Efforts; Notification. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

    (b) Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

    (c) Subject to the fiduciary duties of the Board of Directors of the Company, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any),
  (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Proxy Statement, (iv) the repayment of all of the Company's indebtedness as contemplated by
  Section 5.7 hereof at the Effective Time, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

    (d) Notwithstanding anything to the contrary in Section 7.1(a), (b) or
  (c), (i) neither Parent nor any of its subsidiaries shall be required to divest, or cause or permit the Company or its subsidiaries or affiliates to divest, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations or prospects of Parent and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole, or all such entities taken together, and (ii) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Merger set forth in
  Article VIII.

    (e) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (f) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

      (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

      (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

      (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 4.1(l), 4.1(m), 4.1(n), 4.1(p) or 4.1(q) or which relate to the consummation of the transactions contemplated by this Agreement.

  SECTION 7.2. Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with NASDAQ. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER

  SECTION 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been approved and adopted by the outstanding Shares of the Company within the meaning and in accordance with the CGCL;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired; and

    (c) no provision of any applicable law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger.

  SECTION 8.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction of the following conditions:

    (a) there shall not be instituted or pending any action by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation by Parent or Merger Subsidiary of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise directly or indirectly relating to the transactions contemplated by this Agreement or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries or affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, or of Parent and its subsidiaries and affiliates, (iii) seeking to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Parent, is likely to materially adversely affect the value, condition (financial or otherwise), prospects, business, or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries;

    (b) the Company shall have performed in all material respects its covenants and agreements under this Agreement, and the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true when made and at and as of the Effective Time as if made at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and Parent and Merger Subsidiary shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to that effect;

    (c) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) that, in the reasonable judgment of Parent, is or is likely to have a Material Adverse Effect;

    (d) other than the filing of the certificate of merger in accordance with DGCL and a copy of the merger agreement with an officers' certificate of each Constituent Corporation in accordance with the CGCL, after making reasonable efforts, Parent and its subsidiaries (including Merger Subsidiary) shall not have obtained, all regulatory approvals, licenses and other Consents including all such Consents and licenses, relating to the sale and service of alcoholic beverages and any gaming or gambling activities required to be obtained prior to the consummation of the Merger and the transactions contemplated by this Agreement; and

    (e) Parent shall be reasonably satisfied that at or prior to the Effective Time (x) all Prepayment Debt will be prepaid in full and (y) the Company will be consummating the acquisitions of all remaining interests in Triangle, America and Carpet in accordance with the joint venture acquisition agreements referred to in the third and fourth WHEREAS clauses of this Agreement.

  SECTION 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the further satisfaction of the following conditions:

    Parent and Merger Subsidiary shall have performed in all material respects their covenants and agreements under this Agreement, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are qualified as to materiality shall be true when made at and as of the Effective Time as if made and at and as of such time, and the representations and warranties set forth in this Agreement that are not so qualified shall be true in all material respects when made and at and as of the Effective Time as if made at and as of such time; and the Company shall have received certificates of the Chief Executive Officer or a Vice President of Parent and Merger Subsidiary to that effect.

                                  ARTICLE IX

                                  TERMINATION

  SECTION 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

    (i)  by mutual written consent of the Company and Parent;

    (ii) by either Parent or the Company, if at the Company Shareholder Meeting or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained;

    (iii) by either the Company or Parent, if the Merger has not been consummated by July 31, 1997, (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

    (iv) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and applicable;

    (v) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (x) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing; or

    (vi) by the Company, at any time prior to the Effective Time, by action of the Board of Directors of the Company, (A) if Parent or Merger Subsidiary shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Merger Subsidiary at or prior to such date of termination, or (B) the Company receives an Acquisition Proposal on terms the Company's Board of Directors (after consultation with its financial advisors) determines to be more favorable to the Company's shareholders than the terms of the Merger, and the Company's Board of Directors determines in accordance with the written advice of Stradling, Yocca, Carlson & Rauth, counsel to the Company, (x) that to continue to recommend that holders of Shares vote in favor of the Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, would violate the fiduciary duties of the Company's Board of Directors to the Company's shareholders and (y) to accept such Acquisition Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(vi)(B) unless it has provided Parent and Merger Subsidiary with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Parent shall receive the fees set forth in Section 10.4(b) immediately prior to any termination pursuant to this Section 9.1(vi)(B) by wire transfer in same day funds.

  SECTION 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 6.1, 10.4 and 10.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that, except as expressly provided in Section 10.4(b), termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

  SECTION 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to Parent or Merger Subsidiary, to:

                     AMF Bowling Centers, Inc.
                     8100 AMF Drive
                     Mechanicsville, VA 23111
                     Telecopy: (804) 730-6612
                     Attn: Daniel M. McCormack

  with a copy to:

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, NY 10019
                     Telecopy: (212) 403-2000
                     Attn: Mitchell S. Presser
  if to the Company, to:

                     American Recreation Centers, Inc.
                     11171 Sun Center Drive
                     Rancho Cordova, CA 95670
                     Telecopy: (916) 852-8004
                     Attn: Robert A. Crist

  with a copy to:

                     Stradling, Yocca, Carlson & Rauth
                     660 Newport Center Drive
                     Newport Beach, CA 92660-6441
                     Telecopy: (714) 725-4100
                     Attn: Bruce Feuchter

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

  SECTION 10.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 6.1, 10.4 and 10.6.

  SECTION 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the principal terms of the Merger.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 10.4. Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b) If (w)(i) after the date hereof any person or group (as contemplated by Section 13(d)(3) of the Exchange Act) other than Parent or Merger Subsidiary or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of 10% or more of the outstanding Shares (or any person or group already beneficially owning 10% or more of the outstanding Shares increases such ownership by more than 5% of the Shares such person or group theretofore owned), or any Acquiring Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for or an intention to acquire (by merger, consolidation, recapitalization or otherwise) 10% or more of the outstanding Shares or all or substantially all of the assets of the Company, and (ii) any Acquiring Person shall have become the beneficial owner of a majority of the outstanding Shares, or (x) Parent shall have terminated this Agreement pursuant to Section 9.1(v)(y), or (y) the Company shall have terminated this Agreement pursuant to Section 9.1(vi)(B), then the Company shall promptly, but in no event later than two days after the date of any request therefor, reimburse Parent up to $650,000 for the documented fees and expenses of Parent and Merger Subsidiary related to this Agreement, the transactions contemplated hereby and any related financing and an additional fee of $2,000,000 which amounts shall be payable in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 9.1(vi)(B), such amounts shall be paid in accordance with the provisions of such Section. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 10.4(b), and, in order to obtain such payments, Parent or Merger Subsidiary commences a suit against the Company for the fees set forth in this paragraph (b), the prevailing party shall pay to the other party or parties their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of the Citibank, N.A. on the date such payment was required to be made.

  SECTION 10.5. Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

  SECTION 10.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, except that the consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the DGCL and the CGCL, as applicable.

  SECTION 10.7. Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          AMERICAN RECREATION CENTERS, INC.

                                          By /s/ Robert A. Crist
                                            Title: Chief Executive Officer and
                                                President

                                          AMF BOWLING CENTERS, INC.

                                          By /s/ Douglas J. Stanard
                                            Title: President

                                          NOAH ACQUISITION CORP.

                                          By /s/ Douglas J. Stanard
                                            Title: President

                                                                     APPENDIX B

                              AGREEMENT OF MERGER
                                      OF
                      AMERICAN RECREATION CENTERS, INC.,
                           A CALIFORNIA CORPORATION
                                      AND
                            NOAH ACQUISITION CORP.,
                            A DELAWARE CORPORATION

  THIS AGREEMENT OF MERGER, dated as of April    , 1997 (this "Agreement"), is
between AMERICAN RECREATION CENTERS, INC., a California corporation ("ARC"), and NOAH ACQUISITION CORP., a Delaware corporation ("Noah"), which corporations are sometimes referred to herein as the "Constituent
Corporations."

                                R E C I T A L S

  ARC is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 26,484,375 shares, 21,484,375 of which are designated "Common Stock", no par value, and 5,000,000 of which are designated "Preferred Stock", no par value. As of March 3, 1997, 4,613,037 shares of Common Stock were issued and standing and no shares of Preferred Stock were outstanding.

  Noah is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 1,000 shares, all of which are designated "Common Stock", $.01 par value. As of March 3, 1997, 100 shares of Common Stock were outstanding.

  The respective Boards of Directors of ARC and Noah have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective shareholders and executed by the undersigned officers.

  The respective shareholders of Noah and ARC have duly approved, in accordance with the applicable laws of the State of Delaware and the State of California, respectively, the principal terms and provisions of (i) the Agreement and Plan of Merger, dated as of January 17, 1997 (the "Reorganization Agreement"), by and among ARC, AMF Bowling Centers, Inc., a Virginia corporation ("AMF"), and Noah, providing for certain representations, warranties, covenants and conditions in connection with the Merger (as defined below), and (ii) this Agreement. Nothing in this Agreement alters any provision of the Reorganization Agreement.

  NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ARC and Noah hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                      I.
                                    MERGER

  1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("DGCL") and the California General Corporation Law ("CGCL"), Noah shall be merged with and into ARC (the "Merger"), the separate corporate existence of Noah shall cease and ARC shall be, and is herein sometimes referred to as, the "Surviving Corporation", and the name of the Surviving Corporation shall be "American Recreation Centers, Inc."

  1.2 Filing and Effectiveness. The Merger shall become effective, subject to the DGCL and the CGCL, when the following actions have been completed:

    (a) All of the conditions precedent to the consummation of the Merger specified in the Reorganization Agreement have been satisfied or duly waived by the party entitled to satisfaction thereof; and

    (b) After all the conditions specified in the Reorganization Agreement have been satisfied or waived, an executed counterpart of this Agreement, together with an officer's certificate of each Constituent Corporation, has been filed with the Secretary of State of the State of California.

  The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time of the Merger." Concurrent with the Effective Time, a certificate of merger will be filed with the Secretary of State of the State of Delaware.

  1.3 Effect of the Merger. Upon the Effective Time of the Merger, the separate corporate existence and corporate organization of Noah shall cease and ARC, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of California. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Noah, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL or Chapter 13 of the CGCL, as applicable, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 8100 AMF Drive, Mechanicsville, Virginia, 23111, Attn: Corporate Secretary.

                                      II.
                   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

  2.1 Articles of Incorporation. The Articles of Incorporation of ARC as in effect immediately before the Effective Time of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law, except that Article Fourth of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

    "Article Fourth: The number of Directors of this Corporation shall be as provided in the bylaws of this Corporation."

                                     III.
                         MANNER OF CONVERSION OF STOCK

  3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock of ARC ("Shares") or any shares of the Common Stock of Noah.

    (a) each Share owned by ARC or owned by Noah or any subsidiary of any of ARC, AMF or Noah (which shall not include Shares owned by the ARC Employee Stock Ownership Plan or Employee Stock Purchase Plan) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

    (b) each share of Common Stock of Noah outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

    (c) each Share of ARC outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.1(a) or as provided in
  Section 3.3 with respect to Dissenting Shares, be converted into the right to receive $8.50 in cash without interest (the "Merger Consideration").

  3.2 Surrender and Payment.

    (a) Prior to the Effective time, AMF shall appoint a bank or trust company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. AMF will, or will cause Noah to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). For purposes of determining the Merger Consideration to be made available, AMF shall assume that no holder of Shares will perfect his right to demand cash payment of the fair market value of his Shares pursuant to Chapter 13 of the CGCL. Promptly after the Effective Time, AMF will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 3.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

    (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, will be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

    (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective time, there shall be no further registration or transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

    (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to AMF, upon AMF's demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to AMF for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, AMF shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 3.3, have been perfected shall be returned to AMF upon AMF's demand.

  3.3 Dissenting Shares. Notwithstanding Section 3.1, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to and has demanded cash payment of the fair market value for such Shares in accordance with Section 1301 of the CGCL and submitted certificates representing such Shares for endorsement in accordance with Section 1302 of the CGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(c) of this Agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to a determination of the fair market value of the shares and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to a determination of the fair market value of the Shares under the CGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. As soon as practicable after the approval of the Merger by the ARC shareholders (including, without limitation, by written consent thereto), to the extent required by the CGCL, and in any event not later than ten (10) days following such approval, AMF shall mail to each shareholder of ARC who is entitled to such notice pursuant to Chapter 13 of the CGCL, a notice of such approval of the Merger, such notification to include the information and materials required by Section 1301(a) of the CGCL (including without limitation, the price determined by AMF to represent the fair market value of any Dissenting Shares).

                                      IV.
                               EFFECT OF MERGER

  4.1 Effect of Merger. The Merger shall have the effects as provided by the CGCL and the DGCL.

  4.2 Further Assurances. From time to time, as and when required by Noah or by its successors or assigns, there shall be executed and delivered on behalf of ARC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Noah the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ARC and otherwise to carry out the purposes of this Agreement, and the officers and directors of Noah are fully authorized in the name and on behalf of ARC or otherwise to take all such actions and to execute and deliver all such deeds and other instruments.

                                      V.
                                    GENERAL

  5.1 Amendments; No Waivers.

    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ARC, AMF and Noah or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of the Constituent Corporations, no such amendment or waiver shall, without the further approval of the shareholders of the Constituent Corporations, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of ARC, or (ii) any of the principal terms of the Merger.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive or any rights or remedies provided by law.

  5.2 Abandonment. At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Noah or ARC, or both, notwithstanding the approval of this Agreement by the shareholders of Noah or by the shareholders of ARC, or by both. This Agreement shall automatically terminate and the Merger shall be abandoned prior to the Effective Time of the Merger, if the Reorganization Agreement is terminated in accordance with its terms prior to the Effective Time of the Merger.

  In the event of abandonment of this Agreement, as above provided, this Agreement shall become wholly void and of no effect, and without any liability on the part of either Constituent Corporation or its Board of Directors or its shareholders.

  5.3 Integration. This Agreement is being entered into pursuant to, and in order to implement the terms of, the Reorganization Agreement.

  5.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 8100 AMF Drive, Mechanicsville, VA 23111, and, upon request and without cost, copies thereof will be furnished to any shareholder of either Constituent Corporation.

  5.5 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and governed by the laws of the State of California except for in the State of Delaware (where the laws of the State of Delaware shall apply), except that the consummation and effectiveness of the Merger shall be governed by and construed in accordance with the DGCL and the CGCL, as applicable.

  5.6 Counterparts. In order to facilitate the filing of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, this Agreement having first been approved by resolutions of the Boards of Directors of ARC and Noah is hereby executed on behalf of each of such two corporations by their respective officers thereunto duly authorized.

                                          AMERICAN RECREATION CENTERS, INC.,
                                          a California corporation

                                          By:
                                             --------------------------
                                             Robert A. Crist,
                                             President, Chief Executive
                                             Officer and Secretary

                                          By:
                                             --------------------------
                                             Bruce Feuchter,
                                             Secretary

                                          NOAH ACQUISITION CORP.,
                                          a Delaware corporation

                                          By:
                                             --------------------------
                                             Douglas J. Stanard,
                                             President and Secretary

                                                                     APPENDIX C

January 24, 1997

Board of Directors
American Recreation Centers, Inc.
11171 Sun Center Drive, Suite 120
Rancho Cordova, CA 95670-6113

Gentlemen:

  You have asked L.H. Friend, Weinress, Frankson & Presson, Inc. ("Friend") for our opinion as investment bankers as to the fairness, from a financial point of view, to American Recreation Centers, Inc., a California corporation (the "Company") and its shareholders, of the consideration to be paid received by the Company's shareholders pursuant to the Agreement and Plan of Merger dated January 17, 1997 (the "Agreement") between AMF Bowling Centers, Inc. ("AMF"), a Virginia corporation, and Noah Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AMF and the Company (the "Transaction").

  The Agreement provides for each currently outstanding share of the Common Stock of the Company to be converted into the right to receive $8.50 in cash (the "Merger Consideration") upon consummation of the Transaction.

  As part of its investment banking business, Friend is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been engaged to act as financial advisors to the Company's Board of Directors in connection with the Transaction and to advise the Board of Directors as to the fairness of the Merger Consideration, but we have not materially participated in the negotiations leading to the Agreement.

  You have requested our opinion as to whether the proposed Merger Consideration is fair to the Company and its shareholders from a financial point of view.

  In connection with formulating our opinion, we have, among other things:

(a) Reviewed the Agreement;

(b) Reviewed the Company's Annual Report to Shareholders on Form 10-K for the fiscal years ended May 29, 1996; May 31, 1995 and May 25, 1994; the Company's Quarterly Reports on Form 10-Q for the periods ended November 17, 1996 and August 28, 1996; and the Company's proxy statement dated August 26, 1996;

(c) Examined certain operating and financial information and financial projections dated October 21, 1996, provided to us by the management of the Company;

(d) Reviewed the historical market prices and trading volume of the Company's Common Stock;

(e) Analyzed publicly available financial and market data regarding certain companies in the bowling and recreation industry and compared them to the Company's financial and market data;

(f) Conducted limited interviews with certain members of the Company's management; and

(g) Performed such other studies, analyses, inquires and investigations as we deemed appropriate.

  We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to us.

  We have not independently verified the accuracy and completeness of the information supplied to us and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company, or conducted any independent inquiry or investigation with respect to the Company or the Transaction. This opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  This opinion is furnished solely for the benefit of the Company, its Board of Directors, and its shareholders in connection with the Transaction, and may not be relied upon by any other person or for any other purpose without our express, prior, written consent. This opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this opinion and our engagement letter dated December 27 , 1996, and subject to the understanding that the obligations of Friend in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Friend shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any recipient of this opinion. The Company has also agreed to indemnify Friend for certain liabilities that may arise out of rendering this opinion.

  Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration and does not address the Company's underlying business decision to effect the Transaction.

  As of the date hereof, based upon and subject to the foregoing, and based upon such other matters as we deemed relevant, it is our opinion that the Merger Consideration is fair to the Company and its shareholders from a financial point of view.

  Very truly yours,

  L.H. FRIEND, WEINRESS, FRANKSON & PRESSON, INC.

                                                                     APPENDIX D

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                              DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     PROXY
                       AMERICAN RECREATION CENTERS, INC.


                       11171 SUN CENTER DRIVE, SUITE 120
                       RANCHO CORDOVA, CALIFORNIA 95741

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert A. Crist and Karen Wagner as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of American Recreation Centers, Inc. held of record by the undersigned on March 3, 1997, at a Special Meeting of Shareholders to be held on April 24, 1997 and at any adjournment or postponement thereof.

                                      (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

Please mark
 your vote
as indicated [X]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, THE AGREEMENT OF MERGER, AND THE MERGER.

(1) Approval of the Agreement and Plan of Merger, dated as of January 17, 1997, among American Recreation Centers, Inc., a California corporation, (the "Company"), AMF Bowling Centers, Inc. a Virginia corporation ("AMF"), and Noah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMF ("Noah"), and a related Agreement of Merger between the Company and Noah, and the Merger of Noah with and into the Company, as more fully described in the accompanying proxy statement.

                          FOR      AGAINST    ABSTAIN
                          [_]        [_]        [_]

2. In their discretion, the Proxies are authorized to vote upon procedural matters, including without limitation potential adjournments of the Special Meeting, and such other business as may properly come before the meeting or any adjournment or postponement thereof, for which discretionary authority may be exercised.

Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized director. If shares are held by a partnership, please sign in partnership name by authorized person.

All other proxies heretofore given by the undersigned to vote shares of stock of American Recreation Centers, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment or postponement thereof, are hereby expressly revoked.



Signature(s) _________________________________________  Dated:______________1997
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.